Exhibit 99.1

IRON MOUNTAIN INCORPORATED

Part I. Financial Information

Item 1.    Unaudited Consolidated Financial Statements

IRON MOUNTAIN INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In Thousands, except Share and Per Share Data)

	December 31,	March 31,
	2010	2011
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$258,693	$189,817
Restricted cash	35,105	35,107
Accounts receivable (less allowances of $21,545 and $22,480, respectively)	533,070	563,507
Deferred income taxes	37,565	41,674
Prepaid expenses and other	138,643	132,620
Assets of discontinued operations (see Note 10)	202,726	200,227
Total Current Assets	1,205,802	1,162,952
Property, Plant and Equipment:
Property, plant and equipment	4,178,652	4,257,877
Less—Accumulated depreciation	(1,702,825)	(1,774,029)
Property, Plant and Equipment, net	2,475,827	2,483,848
Other Assets, net:
Goodwill	2,282,137	2,337,437
Customer relationships and acquisition costs	387,779	447,323
Deferred financing costs	29,146	26,910
Other	29,042	22,474
Total Other Assets, net	2,728,104	2,834,144
Total Assets	$6,409,733	$6,480,944

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$96,603	$44,372
Accounts payable	145,089	122,611
Accrued expenses	385,056	412,122
Deferred revenue	173,676	176,864
Liabilities of discontinued operations (see Note 10)	57,222	55,176
Total Current Liabilities	857,646	811,145
Long-term Debt, net of current portion	2,912,465	2,960,880
Other Long-term Liabilities	86,605	84,699
Deferred Rent	95,860	97,128
Deferred Income Taxes	493,895	499,106
Commitments and Contingencies (see Note 8)
Equity:
Iron Mountain Incorporated Stockholders’ Equity:
Preferred stock (par value $0.01; authorized 10,000,000 shares; none issued and outstanding)	—	—
Common stock (par value $0.01; authorized 400,000,000 shares; issued and outstanding 200,064,066 shares and 200,258,115 shares, respectively)	2,001	2,003
Additional paid-in capital	1,228,655	1,233,914
Retained earnings	695,707	731,566
Accumulated other comprehensive items, net	29,482	52,000
Total Iron Mountain Incorporated Stockholders’ Equity	1,955,845	2,019,483
Noncontrolling Interests	7,417	8,503
Total Equity	1,963,262	2,027,986
Total Liabilities and Equity	$6,409,733	$6,480,944

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2011
Revenues:
Storage (see Note 2.q.)	$398,247	$417,083
Service (see Note 2.q.)	327,333	333,209
Total Revenues	725,580	750,292
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	311,089	319,483
Selling, general and administrative	199,785	215,127
Depreciation and amortization	75,614	81,079
(Gain) Loss on disposal/writedown of property, plant and equipment, net	(1,017)	723
Total Operating Expenses	585,471	616,412
Operating Income (Loss)	140,109	133,880
Interest Expense, Net (includes Interest Income of $422 and $551, respectively)	52,916	48,987
Other Expense (Income), Net	8,760	(8,953)
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	78,433	93,846
Provision (Benefit) for Income Taxes	45,208	16,685
Income (Loss) from Continuing Operations	33,225	77,161
Income (Loss) from Discontinued Operations (see Note 10), Net of Tax	(7,386)	(2,542)
Net Income (Loss)	25,839	74,619
Less: Net Income (Loss) Attributable to Noncontrolling Interests	273	1,159
Net Income (Loss) Attributable to Iron Mountain Incorporated	$25,566	$73,460

Earnings (Losses) per Share—Basic:
Income (Loss) from Continuing Operations	$0.16	$0.39
Income (Loss) from Discontinued Operations	$(0.04)	$(0.01)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.13	$0.37
Earnings (Losses) per Share—Diluted:
Income (Loss) from Continuing Operations	$0.16	$0.38
Income (Loss) from Discontinued Operations	$(0.04)	$(0.01)
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.12	$0.37
Weighted Average Common Shares Outstanding—Basic	203,581	200,228
Weighted Average Common Shares Outstanding—Diluted	204,705	201,251
Dividends Declared per Common Share	$0.0625	$0.1875

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

(In Thousands, except Share Data)

(Unaudited)

			Iron Mountain Incorporated Stockholders’ Equity
							Accumulated
							Other
		Comprehensive	Common Stock		Additional	Retained	Comprehensive	Noncontrolling
	Total	Income (Loss)	Shares	Amounts	Paid-in Capital	Earnings	Items, Net	Interests
Balance, December 31, 2009	$2,157,471	$—	203,546,757	$2,035	$1,298,657	$825,014	$27,661	$4,104
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $613	9,194	—	295,055	3	9,191	—	—	—
Stock options issued in connection with an acquisition	2,682	—	—	—	2,682	—	—	—
Stock repurchases	(10,756)	—	(409,963)	(4)	(10,752)	—	—	—
Parent cash dividends (see Note 9)	(12,720)	—	—	—	—	(12,720)	—	—
Comprehensive Income (Loss):
Currency translation adjustment	(19,558)	(19,558)	—	—	—	—	(19,478)	(80)
Net income (loss)	25,839	25,839	—	—	—	25,566	—	273
Comprehensive Income (Loss)		$6,281	—	—	—	—	—	—
Noncontrolling interests dividends	(212)		—	—	—	—	—	(212)
Balance, March 31, 2010	$2,151,940		203,431,849	$2,034	$1,299,778	$837,860	$8,183	$4,085

			Iron Mountain Incorporated Stockholders’ Equity
							Accumulated
							Other
		Comprehensive	Common Stock		Additional	Retained	Comprehensive	Noncontrolling
	Total	Income (Loss)	Shares	Amounts	Paid-in Capital	Earnings	Items, Net	Interests
Balance, December 31, 2010	$1,963,262	$—	200,064,066	$2,001	$1,228,655	$695,707	$29,482	$7,417
Issuance of shares under employee stock purchase plan and option plans and stock-based compensation, including tax benefit of $1,017	16,232	—	578,218	6	16,226	—	—	—
Stock repurchases	(10,971)	—	(384,169)	(4)	(10,967)	—	—	—
Parent cash dividends (see Note 9)	(37,601)	—	—	—	—	(37,601)	—	—
Comprehensive Income (Loss):
Currency translation adjustment	22,478	22,478	—	—	—	—	22,518	(40)
Net income (loss)	74,619	74,619	—	—	—	73,460	—	1,159
Comprehensive Income (Loss)		$97,097	—	—	—	—	—	—
Noncontrolling interests dividends	(33)		—	—	—	—	—	(33)
Balance, March 31, 2011	$2,027,986		200,258,115	$2,003	$1,233,914	$731,566	$52,000	$8,503

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2011
Net Income (Loss)	$25,839	$74,619
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustments	(19,558)	22,478
Total Other Comprehensive Income (Loss)	(19,558)	22,478
Comprehensive Income (Loss)	6,281	97,097
Comprehensive Income (Loss) Attributable to Noncontrolling Interests	193	1,119
Comprehensive Income (Loss) Attributable to Iron Mountain Incorporated	$6,088	$95,978

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2011
Cash Flows from Operating Activities:
Net income (loss)	$25,839	$74,619
(Income) Loss from discontinued operations (see Note 10)	7,386	2,542
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	69,296	74,128
Amortization (includes deferred financing costs and bond discount of $1,321 and $1,426, respectively)	7,639	8,377
Stock-based compensation expense	3,914	4,439
Provision for deferred income taxes	(7,463)	(7,903)
Gain on early extinguishment of debt	—	(850)
(Gain) Loss on disposal/writedown of property, plant and equipment, net	(1,017)	723
Foreign currency transactions and other, net	17,458	(8,798)
Changes in Assets and Liabilities (exclusive of acquisitions):
Accounts receivable	(238)	(22,125)
Prepaid expenses and other current assets	(5,690)	12,871
Accounts payable	(14,219)	(6,181)
Accrued expenses, deferred revenue and other current liabilities	12,536	(21,451)
Other assets and long-term liabilities	10,966	684
Cash Flows from Operating Activities-Continuing Operations	126,407	111,075
Cash Flows from Operating Activities-Discontinued Operations	4,760	8,262
Cash Flows from Operating Activities	131,167	119,337

Cash Flows from Investing Activities:
Capital expenditures	(78,431)	(52,357)
Cash paid for acquisitions, net of cash acquired	(7,082)	(34,705)
Investment in restricted cash	(35,102)	(2)
Additions to customer relationship and acquisition costs	(2,422)	(2,893)
Proceeds from sales of property and equipment and other, net	4,232	116
Cash Flows from Investing Activities-Continuing Operations	(118,805)	(89,841)
Cash Flows from Investing Activities-Discontinued Operations	(114,739)	(9,150)
Cash Flows from Investing Activities	(233,544)	(98,991)

Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(18,921)	(428,548)
Proceeds from revolving credit and term loan facilities and other debt	6,850	607,418
Early retirement of senior subordinated notes	—	(231,255)
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	(96)	131
Stock repurchases	(9,636)	(10,970)
Parent cash dividends	—	(37,514)
Proceeds from exercise of stock options and employee stock purchase plan	3,850	9,164
Excess tax benefits from stock-based compensation	613	1,017
Payment of debt financing costs	(3)	—
Cash Flows from Financing Activities-Continuing Operations	(17,343)	(90,557)
Cash Flows from Financing Activities-Discontinued Operations	188	46
Cash Flows from Financing Activities	(17,155)	(90,511)
Effect of Exchange Rates on Cash and Cash Equivalents	(1,702)	1,289
(Decrease) Increase in Cash and Cash Equivalents	(121,234)	(68,876)
Cash and Cash Equivalents, Beginning of Period	446,656	258,693
Cash and Cash Equivalents, End of Period	$325,422	$189,817

Supplemental Information:
Cash Paid for Interest	$73,712	$65,008
Cash Paid for Income Taxes	$9,210	$20,575

Non-Cash Investing and Financing Activities:
Capital Leases	$13,395	$6,039
Accrued Capital Expenditures	$29,202	$21,095
Dividends Payable	$12,720	$37,601
Unsettled Purchases of Parent Common Stock	$1,120	$—

The accompanying notes are an integral part of these consolidated financial statements.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(1) General

The interim consolidated financial statements are presented herein without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to those rules and regulations, but we believe that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements and notes included herein should be read in conjunction with the annual consolidated financial statements and notes for the year ended December 31, 2010 included in our Current Report on Form 8-K filed on September 19, 2011.

In August 2010, Iron Mountain Incorporated (“IMI”) divested the domain name management product line of its digital business (the “Domain Name Product Line”). On June 2, 2011, IMI completed the sale (the “Digital Sale”) of its online backup and recovery, digital archiving and eDiscovery solutions businesses of its digital business (the “Digital Business”) to Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”), pursuant to a purchase and sale agreement dated as of May 15, 2011 among IMI, certain subsidiaries of IMI and Autonomy (the “Digital Sale Agreement”).  The financial position, operating results and cash flows of the Domain Name Product Line and the Digital Business, for all periods presented have been reported as discontinued operations for financial reporting purposes. Additionally, in May 2011, IMI committed to a plan to sell its records management business in New Zealand (the “New Zealand Business”).  The financial position, operating results and cash flows of the New Zealand Business, for all periods presented,  have been reported as discontinued operations for financial reporting purposes.  See “Note 10. Discontinued Operations” for a further discussion of these events.

(2) Summary of Significant Accounting Policies

a.               Principles of Consolidation and Change in Accounting Principle

The accompanying financial statements reflect our financial position and results of operations on a consolidated basis. All intercompany account balances have been eliminated.

b.              Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand and cash invested in short-term securities which have remaining maturities at the date of purchase of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair value.

We have restricted cash associated with a collateral trust agreement with our insurance carrier that was entered into in 2010 related to our worker’s compensation self-insurance program. The restricted cash subject to this agreement was $35,105 and $35,107 as of December 31, 2010 and March 31, 2011, respectively, and is included in current assets on our consolidated balance sheets. Restricted cash consists primarily of U.S. treasuries.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

c.               Foreign Currency

Local currencies are considered the functional currencies for our operations outside the United States, with the exception of certain foreign holding companies and our financing center in Switzerland, whose functional currencies are the U.S. dollar. In those instances where the local currency is the functional currency, assets and liabilities are translated at period-end exchange rates, and revenues and expenses are translated at average exchange rates for the applicable period. Resulting translation adjustments are reflected in the accumulated other comprehensive items, net component of Iron Mountain Incorporated Stockholders’ Equity and Noncontrolling Interests. The gain or loss on foreign currency transactions, calculated as the difference between the historical exchange rate and the exchange rate at the applicable measurement date, including those related to (a) our 7 1/4% GBP Senior Subordinated Notes due 2014, (b) our 6 3/4 Euro Senior Subordinated Notes due 2018, (c) the borrowings in certain foreign currencies under our revolving credit agreement, and (d) certain foreign currency denominated intercompany obligations of our foreign subsidiaries to us and between our foreign subsidiaries which are not considered permanently invested, are included in other expense (income), net, on our consolidated statements of operations. The total gain or loss on foreign currency transactions amounted to a net loss of $5,197 and a net gain of $3,096 for the three months ended March 31, 2010 and 2011, respectively.

d.              Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually for impairment or more frequently if impairment indicators arise. We currently have no intangible assets that have indefinite lives and which are not amortized, other than goodwill. Separable intangible assets that are not deemed to have indefinite lives are amortized over their useful lives. We periodically assess whether events or circumstances warrant a change in the life over which our intangible assets are amortized.

We have selected October 1 as our annual goodwill impairment review date. We performed our most recent annual goodwill impairment review as of October 1, 2010 and noted no impairment of goodwill. As of December 31, 2010 and March 31, 2011, no factors were identified that would alter our October 1, 2010 goodwill assessment. In making this assessment, we relied on a number of factors including operating results, business plans, anticipated future cash flows, transactions and marketplace data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment.  When changes occur in the composition of one or more reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values.

Our reporting units at which level we performed our goodwill impairment analysis as of October 1, 2010 were as follows: North America; Europe; Latin America; Australia; Joint Ventures (which includes India, the various joint ventures in Southeast Asia and Russia (referred to as “Joint Ventures”)); and Business Process Management (“BPM”). Given their similar economic characteristics, products, customers and processes, (1) the United Kingdom, Ireland and Norway and (2) the countries of Continental Europe (excluding Joint Ventures), each a reporting unit, have been aggregated as Europe and tested as one for goodwill impairment. As of December 31, 2010, the carrying value of goodwill, net amounted to $1,750,420, $440,920, $29,787 and $61,010 for North America, Europe, Latin America and Australia, respectively. As of March 31, 2011, the carrying value of goodwill, net amounted to $1,758,611, $487,450, $29,846, and $61,530 for North America, Europe, Latin America and Australia, respectively. Our Joint Ventures and BPM reporting units have no goodwill as of December 31, 2010 and March 31, 2011, respectively.

Reporting unit valuations have been calculated using an income approach based on the present value of future cash flows of each reporting unit or a combined approach based on the present value of future cash flows and market and transaction multiples of revenues and earnings. The income approach incorporates many assumptions including future growth rates, discount factors, expected capital expenditures and income tax cash flows. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

The changes in the carrying value of goodwill attributable to each reportable operating segment for the three months ended March 31, 2011 is as follows:

	North
	American	International
	Physical	Physical	Total
	Business	Business	Consolidated

Balance as of December 31, 2010	$1,750,420	$531,717	$2,282,137
Deductible goodwill acquired during the year	1,810	—	1,810
Non-deductible goodwill acquired during the year	—	25,477	25,477
Fair value and other adjustments(1)	75	(1,459)	(1,384)
Currency effects	6,306	23,091	29,397

Balance as of March 31, 2011	$1,758,611	$578,826	$2,337,437

(1)               Fair value and other adjustments primarily include $(1,442) of adjustments to property, plant and equipment, net, customer relationships and deferred income taxes, as well as $58 of cash paid related to prior years’ acquisitions.

The components of our amortizable intangible assets at March 31, 2011 are as follows:

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Customer Relationships and Acquisition Costs	$614,226	$(166,903)	$447,323
Core Technology(1)	3,892	(2,026)	1,866
Trademarks and Non-Compete Agreements(1)	2,935	(2,254)	681
Deferred Financing Costs	46,944	(20,034)	26,910

Total	$667,997	$(191,217)	$476,780

(1)               Included in other assets, net in the accompanying consolidated balance sheet.

e.               Stock-Based Compensation

We record stock-based compensation expense, utilizing the straight-line method, for the cost of stock options, restricted stock, restricted stock units, performance units and shares of stock issued under the employee stock purchase plan (together, “Employee Stock-Based Awards”).

Stock-based compensation expense for Employee Stock-Based Awards included in the accompanying consolidated statements of operations for the three months ended March 31, 2010 and 2011 was $4,727, including $813 in discontinued operation, ($3,700 after tax or $0.02 per basic and diluted share) and $5,033, including $594 in discontinued operation, ($3,164 after tax or $0.02 per basic and diluted share), respectively.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

Stock-based compensation expense for Employee Stock Based Awards included in the accompanying consolidated statements of operations related to continuing operations is as follows:

	Three Months Ended
	March 31,
	2010	2011

Cost of sales (excluding depreciation and amortization)	$35	$275
Selling, general and administrative expenses	3,879	4,164
Total stock-based compensation	$3,914	$4,439

The benefits associated with the tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow. This requirement reduces reported operating cash flows and increases reported financing cash flows. As a result, net financing cash flows included $613 and $1,017 for the three months ended March 31, 2010 and 2011, respectively, from the benefits of tax deductions in excess of recognized compensation cost. We used the short form method to calculate the Additional Paid-in Capital (“APIC”) pool. The tax benefit of any resulting excess tax deduction increases the APIC pool. Any resulting tax deficiency is deducted from the APIC pool.

Stock Options

Under our various stock option plans, options were granted with exercise prices equal to the market price of the stock on the date of grant. The majority of our options become exercisable ratably over a period of five years and generally have a contractual life of ten years, unless the holder’s employment is terminated. Beginning in 2007, certain of the options we issue become exercisable ratably over a period of ten years and have a contractual life of 12 years, unless the holder’s employment is terminated. As of March 31, 2011, ten-year vesting options represent 7.4% of total outstanding options. Beginning in 2011, certain of the options we issue become exercisable ratably over a period of three years and have a contractual life of ten years, unless the holder’s employment is terminated. As of March 31, 2011, three-year vesting options represent 7.3% of total outstanding options. Our directors are considered employees for purposes of our stock option plans and stock option reporting. Options granted to our non-employee directors generally become exercisable after one year.

The weighted average fair value of options granted for the three months ended March 31, 2010 and 2011 was $8.61 and $7.34 per share, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the respective period:

	Three Months Ended
	March 31,
Weighted Average Assumptions	2010	2011

Expected volatility	32.6%	33.4%
Risk-free interest rate	2.65%	2.51%
Expected dividend yield	1%	3%
Expected life of option	6.4 years	6.3 years

Expected volatility is calculated utilizing daily historical volatility over a period that equates to the expected life of the option. The risk-free interest rate was based on the U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Beginning in the first quarter of 2010, expected dividend yield was considered in the option pricing model as a result of our new dividend program. The expected life (estimated period of time outstanding) of the stock options granted is estimated using the historical exercise behavior of employees.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

A summary of option activity for the three months ended March 31, 2011 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	value

Outstanding at December 31, 2010	12,140,560	$24.30
Granted	890,404	28.11
Exercised	(576,046)	17.77
Forfeited	(204,528)	26.25
Expired	(75,084)	28.48
Outstanding at March 31, 2011	12,175,306	$24.83	7.15	$79,669
Options exercisable at March 31, 2011	5,888,502	$23.61	5.82	$45,937
Options expected to vest	5,703,024	$25.98	8.39	$30,539

The following table provides the aggregate intrinsic value of stock options exercised for the three months ended March 31, 2010 and 2011:

	Three Months Ended
	March 31,
	2010	2011

Aggregate intrinsic value of stock options exercised	$3,503	$6,047

Restricted Stock and Restricted Stock Units

Under our various stock option plans, we may also issue grants of restricted stock or restricted stock units (“RSUs”). Our restricted stock and RSUs generally have a three- to five-year vesting period. The fair value of restricted stock and RSUs is the excess of the market price of our common stock at the date of grant over the exercise price (which is typically zero).

A summary of restricted stock and RSUs activity for the three months ended March 31, 2011 is as follows:

		Weighted-
		Average
	Restricted	Grant-Date
	Stock and RSUs	Fair Value
Non-vested at December 31, 2010	168,221	$22.53
Granted	283,977	28.11
Vested	—	—
Forfeited	(7,642)	20.93
Non-vested at March 31, 2011	444,556	$26.12

No restricted stock or RSUs vested during the three months ended March 31, 2010 and 2011, respectively.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

Performance Units

Under our various stock option plans, we may also issue grants of performance units (“PUs”). The number of PUs earned will be determined based on the Company’s performance against predefined targets of calendar year revenue growth and return on invested capital (“ROIC”). The range of payout is zero to 150% of the number of granted PUs, which is determined by dividing the economic value approved by our compensation committee for each award by the fair market value of our common stock on the date of grant. The number of PUs earned will be determined based on actual performance at the end of the one-year performance period, and the award will be settled in shares of our common stock, subject to vesting, three years from the date of the original grant. Additionally, employees that are employed through the one year anniversary of the date of grant and who reach both 55 years of age and 10 years of qualifying service (the “retirement criteria”) shall immediately and completely vest in any PUs earned based on the actual achievement against the predefined targets as discussed above. As a result, PUs will be expensed over the shorter of (a) achievement of the retirement criteria, such achievement may occur as early as one year after the date of grant or (b) a maximum of three years.

In March 2011, we issued 125,445 PUs. During the one-year performance period, we will forecast the likelihood of achieving the annual revenue growth and ROIC predefined targets in order to calculate the expected PUs to be earned. We will record a compensation charge based on either the forecasted PUs to be earned (during the one-year performance period) or the actual PUs earned (at the one-year anniversary date) over the vesting period for each individual grant as described above. The performance unit liability is re-measured at each fiscal quarter-end during the vesting period using the estimated percentage of units earned multiplied by the closing market price of our common stock on the current period-end date and is pro-rated based on the amount of time passed in the vesting period. As of March 31, 2011, we expected 100% achievement of the predefined revenue and ROIC targets and the closing market price of our common stock was $31.23.

A summary of PU activity for the three months ended March 31, 2011 is as follows:

PUs
Non-vested at December 31, 2010	—
Granted	125,445
Vested	—
Forfeited	—
Non-vested at March 31, 2011	125,445

Employee Stock Purchase Plan

We offer an employee stock purchase plan in which participation is available to substantially all U.S. and Canadian employees who meet certain service eligibility requirements (the “ESPP”). The ESPP provides a way for our eligible employees to become stockholders on favorable terms. The ESPP provides for the purchase of our common stock by eligible employees through successive offering periods. We generally have two six-month offering periods per year, the first of which begins June 1 and ends November 30 and the second of which begins December 1 and ends May 31. During each offering period, participating employees accumulate after-tax payroll contributions, up to a maximum of 15% of their compensation, to pay the exercise price of their options. Participating employees may withdraw from an offering period before the purchase date and obtain a refund of the amounts withheld as payroll deductions. At the end of the offering period, outstanding options are exercised, and each employee’s accumulated contributions are used to purchase our common stock. The price for shares purchased under the ESPP is 95% of the fair market price at the end of the offering period, without a look-back feature. As a result, we do not recognize compensation cost for the ESPP shares purchased. In the three months ended March 31, 2010 and 2011, there were no offering periods which ended under the ESPP and no shares were issued. The number of shares available for purchase under the ESPP at March 31, 2011 was 554,320.

As of March 31, 2011, unrecognized compensation cost related to the unvested portion of our Employee Stock-Based Awards was $63,440 and is expected to be recognized over a weighted-average period of 3.4 years.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

We generally issue shares for the exercises of stock options, restricted stock, RSUs, PUs and shares under our ESPP from unissued reserved shares.

f.                 Income (Loss) Per Share—Basic and Diluted

Basic income (loss) per common share is calculated by dividing income (loss) by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

The following table presents the calculation of basic and diluted income (loss) per share:

	Three Months Ended
	March 31,
	2010	2011
Income (Loss) from continuing operations	$33,225	$77,161
Income (Loss) from discontinued operations (see Note 10)	$(7,386)	$(2,542)
Net income (loss) attributable to Iron Mountain Incorporated	$25,566	$73,460

Weighted-average shares—basic	203,581,000	200,228,000
Effect of dilutive potential stock options	1,124,283	995,149
Effect of dilutive potential restricted stock, RSUs and PUs	90	27,659

Weighted-average shares—diluted	204,705,373	201,250,808

Earnings (Losses) per share—basic:
Income (Loss) from continuing operations	$0.16	$0.39
Income (Loss) from discontinued operations (see Note 10)	$(0.04)	$(0.01)
Net income (loss) attributable to Iron Mountain Incorporated - basic	$0.13	$0.37

Earnings (Losses) per share—diluted:
Income (Loss) from continuing operations	$0.16	$0.38
Income (Loss) from discontinued operations (see Note 10)	$(0.04)	$(0.01)
Net income (loss) attributable to Iron Mountain Incorporated - diluted	$0.12	$0.37

Antidilutive stock options, RSUs and PUs, excluded from the calculation	8,402,273	8,701,049

g.              Revenues

Our revenues consist of storage revenues as well as service revenues and are reflected net of sales and value added taxes. Storage revenues, which are considered a key performance indicator for the information management services industry, consist primarily of recurring periodic charges related to the storage of materials or data (generally on a per unit basis). Service revenues are comprised of charges for related core service activities and a wide array of complementary products and services. Included in core service revenues are: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records, destruction of records, and permanent withdrawals from storage; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents; and (4) other recurring services, including hybrid services and recurring project revenues. Our complementary services revenues include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies). Our secure shredding revenues include the sale of recycled paper (included in complementary services revenues), the price of which can fluctuate from period to period, adding to the volatility and reducing the predictability of that revenue stream.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. Storage and service revenues are recognized in the month the respective storage or service is provided and customers are generally billed on a monthly basis on contractually agreed-upon terms. Amounts related to future storage or prepaid service contracts for customers where storage fees or services are billed in advance are accounted for as deferred revenue and recognized ratably over the applicable storage or service period or when the service is performed. Revenue from the sales of products, which is included as a component of service revenues, is recognized when shipped to the customer and title has passed to the customer.

h.              Allowance for Doubtful Accounts and Credit Memo Reserves

We maintain an allowance for doubtful accounts and credit memos for estimated losses resulting from the potential inability of our customers to make required payments and disputes regarding billing and service issues. When calculating the allowance, we consider our past loss experience, current and prior trends in our aged receivables and credit memo activity, current economic conditions, and specific circumstances of individual receivable balances. If the financial condition of our customers were to significantly change, resulting in a significant improvement or impairment of their ability to make payments, an adjustment of the allowance may be required. We consider accounts receivable to be delinquent after such time as reasonable means of collection have been exhausted. We charge-off uncollectible balances as circumstances warrant, generally, no later than one year past due.

i.                  Income Taxes

Our effective tax rates for the three months ended March 31, 2010 and 2011 were 57.6% and 17.8%, respectively. The primary reconciling items between the statutory rate of 35% and our overall effective tax rate are state income taxes (net of federal benefit) and differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates. During the three months ended March 31, 2010, foreign currency gains were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments while foreign currency losses were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions, which contributed 17.0% to the 2010 effective tax rate. During the three months ended March 31, 2011, foreign currency losses were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments while foreign currency gains were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions, which reduced our 2011 effective tax rate by 13.2%. In addition, the recognition of certain previously unrecognized tax benefits due to settlements with tax authorities in various jurisdictions reduced the 2011 tax rate by 2.1%. We provide for income taxes during interim periods based on our estimate of the effective tax rate for the year. Discrete items and changes in our estimate of the annual effective tax rate are recorded in the period they occur.

Accounting for income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets is not considered more likely than not.

There were no material changes related to uncertain tax positions during the three months ended March 31, 2011, other than as described above. We have elected to recognize interest and penalties associated with uncertain tax positions as a component of the provision (benefit) for income taxes in the accompanying consolidated statements of operations. We recorded $1,172 and a reduction of $609 for gross interest and penalties for the three months ended March 31, 2010 and 2011, respectively. We had $11,610 and $11,001 accrued for the payment of interest and penalties as of December 31, 2010 and March 31, 2011, respectively.

j.                  Concentrations of Credit Risk

Financial instruments that potentially subject us to market risk consist principally of cash and cash equivalents (including money market funds and time deposits), restricted cash (primarily U.S. treasuries) and accounts receivable. The only significant concentrations of liquid investments as of December 31, 2010 and March 31, 2011 relate to cash and cash equivalents and restricted cash held on deposit with seven and nine, respectively, global banks and four and three, respectively, “Triple A” rated money market funds which we consider to be large, highly-rated investment-grade institutions. As of December 31, 2010 and March 31, 2011, our cash and cash equivalents and restricted cash balance was $293,798 and $224,924, respectively, including money market funds and time deposits amounting to $241,151 and $190,659, respectively. A substantial portion of these money market funds are invested in U.S. treasuries.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

k.               Fair Value Measurements

Entities are permitted under GAAP to elect to measure many financial instruments and certain other items at either fair value or cost. We did not elect the fair value measurement option for any of our financial assets or liabilities.

Our financial assets or liabilities are measured using inputs from the three levels of the fair value hierarchy. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2010 and March 31, 2011, respectively:

		Fair Value Measurements at December 31, 2010 Using
Description	Total Carrying Value at December 31, 2010	Quoted prices in active markets (Level 1)		Significant other observable inputs (Level 2)		Significant unobservable inputs (Level 3)
Money Market Funds(1)	$107,129	$—		$107,129		$—
Time Deposits(1)	134,022	—		134,022		—
Trading Securities	9,215	8,527	(2)	688	(1)	—
Derivative Assets(3)	2,500	—		2,500		—
Derivative Liabilities(3)	2,440	—		2,440		—

		Fair Value Measurements at March 31, 2011 Using
Description	Total Carrying Value at March 31, 2011	Quoted prices in active markets (Level 1)		Significant other observable inputs (Level 2)		Significant unobservable inputs (Level 3)
Money Market Funds(1)	$106,651	$—		$106,651		$—
Time Deposits(1)	84,008	—		84,008		—
Trading Securities	9,574	8,619	(2)	955	(1)	—
Derivative Assets(3)	100	—		100		—
Derivative Liabilities(3)	1,336	—		1,336		—

(1)   Money market funds and time deposits (including certain trading securities) are measured based on quoted prices for similar assets and/or subsequent transactions.

(2)   Securities are measured at fair value using quoted market prices.

(3)   Our derivative assets and liabilities primarily relate to short-term (six months or less) foreign currency contracts that we have entered into to hedge our intercompany exposures denominated in British pounds sterling and Australian dollars. We calculate the fair value of such forward contracts by adjusting the spot rate utilized at the balance sheet date for translation purposes by an estimate of the forward points

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

observed in active markets.

Disclosures are required in the financial statements for items measured at fair value on a non-recurring basis. We did not have any material items that are measured at fair value on a non-recurring basis for the three months ended March 31, 2011.

l.                  New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on multiple-deliverable revenue arrangements and software revenue recognition. The multiple-deliverable revenue arrangements updates to the FASB Accounting Standards Codification™ (the “Codification”) apply to all deliverables in contractual arrangements in all industries in which a vendor will perform multiple revenue-generating activities. The change to the Codification creates a selling price hierarchy that an entity must use as evidence of fair value in separately accounting for all deliverables on a relative-selling-price basis which qualify for separation. The selling price hierarchy includes: (1) vendor-specific objective evidence; (2) third-party evidence; and (3) estimated selling price. Broadly speaking, this update to the Codification will result in the possibility for some entities to recognize revenue earlier and more closely align with the economics of certain revenue arrangements if the other criteria for separation (e.g. standalone value to the customer) are met. The software revenue recognition guidance was issued to address factors that entities should consider when determining whether the software and non-software components of a product function together to deliver the product’s essential functionality. The software revenue recognition updates to the Codification will allow revenue arrangements in which software and non-software components deliver together a product’s essential functionality to follow the multiple-deliverable revenue recognition criteria as opposed to the criteria applicable to software revenue recognition. Both updates became effective for us beginning on January 1, 2011 and apply prospectively to new or materially modified revenue arrangements after January 1, 2011. Adoption did not have a material impact on our consolidated financial statements or results of operations.

m.            Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended. On an on-going basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates.

n.              Accumulated Other Comprehensive Items, Net

Accumulated other comprehensive items, net consists of foreign currency translation adjustments as of December, 31, 2010 and March 31, 2011, respectively.

o.              Other Expense (Income), Net

Other expense (income), net consists of the following:

	Three Months Ended March 31,
	2010	2011
Foreign currency transaction losses (gains), net	$5,197	$(3,096)
Debt extinguishment expense (income), net	—	(850)
Other, net	3,563	(5,007)
	$8,760	$(8,953)

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

p.              Property, Plant and Equipment

We develop various software applications for internal use. Computer software costs associated with internal use software are expensed as incurred until certain capitalization criteria are met. Payroll and related costs for employees who are directly associated with, and who devote time to, the development of internal use computer software projects (to the extent time is spent directly on the project) are capitalized. Capitalization begins when the design stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Depreciation begins when the software is placed in service. Computer software costs that are capitalized are periodically evaluated for impairment. During the quarter ended March 31, 2011, we wrote off approximately $1,200 (primarily in our International Physical Business segment), of previously deferred software costs, which were comprised of primarily internal labor costs, associated with internal use software development projects that were discontinued after implementation, which resulted in a loss on disposal/writedown of property, plant and equipment, net in the accompanying consolidated statement of operations.

q.              Reclassifications

In conjunction with our implementation of a new enterprise management reporting system in the fourth quarter of 2010, we noted inconsistencies in the mapping of certain revenue accounts between storage and service. As a result, we have adjusted previously reported amounts to reduce storage revenues by $7,066 and increase service revenues by a corresponding amount for the three months ended March 31, 2010. There was no change in total consolidated reported revenues.

(3) Derivative Instruments and Hedging Activities

Every derivative instrument is required to be recorded in the balance sheet as either an asset or a liability measured at its fair value. Periodically, we acquire derivative instruments that are intended to hedge either cash flows or values which are subject to foreign exchange or other market price risk and not for trading purposes. We have formally documented our hedging relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking each hedge transaction. Given the recurring nature of our revenues and the long term nature of our asset base, we have the ability and the preference to use long-term, fixed interest rate debt to finance our business, thereby preserving our long term returns on invested capital. We target approximately 75% of our debt portfolio to be fixed with respect to interest rates. Occasionally, we may use interest rate swaps as a tool to maintain our targeted level of fixed rate debt. In addition, we may use borrowings in foreign currencies, either obtained in the U.S. or by our foreign subsidiaries, to naturally hedge foreign currency risk associated with our international investments. Sometimes we enter into currency swaps to temporarily hedge an overseas investment, such as a major acquisition, while we arrange permanent financing or to hedge our exposures due to foreign currency exchange movements related to our intercompany accounts with and between our foreign subsidiaries. As of December 31, 2010 and March 31, 2011, none of our derivative instruments contained credit-risk related contingent features.

We have entered into a number of separate forward contracts to hedge our exposures in British pounds sterling and Australian dollars. As of March 31, 2011, we had an outstanding forward contract to purchase $199,545 U.S. dollars and sell 125,000 British pounds sterling to hedge our intercompany exposures with Iron Mountain Europe (Group) Limited, or IME. Additionally, in the fourth quarter of 2010, we entered into a forward contract to hedge our exposures in Australian dollars. As of March 31, 2011, we had an outstanding forward contract to purchase 54,745 Euros and sell 75,000 Australian dollars to hedge our intercompany exposures with our Australian subsidiary. At the maturity of the forward contracts, we may enter into new forward contracts to hedge movements in the underlying currencies. At the time of settlement, we either pay or receive the net settlement amount from the forward contract and recognize this amount in other (income) expense, net in the accompanying statement of operations as a realized foreign exchange gain or loss. At the end of each month, we mark the outstanding forward contracts to market and record an unrealized foreign exchange gain or loss for the mark-to-market valuation. We have not designated these forward contracts as hedges. During the three months ended March 31, 2010 and 2011, there were $10,952 in net cash receipts and $3,625 in net cash disbursements, respectively, included in cash from operating activities related to settlements associated with these foreign currency forward contracts. The following table provides the fair value of our derivative instruments as of December 31, 2010 and March 31, 2011 and their gains and losses for the three months ended March 31, 2010 and 2011:

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(3) Derivative Instruments and Hedging Activities (Continued)

	Asset Derivatives
	December 31, 2010		March 31, 2011
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives Not Designated as Hedging Instruments
Foreign exchange contracts	Current assets	$2,500	Current assets	$100
Total		$2,500		$100

	Liability Derivatives
	December 31, 2010		March 31, 2011
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives Not Designated as Hedging Instruments
Foreign exchange contracts	Current liabilities	$2,440	Current liabilities	$1,336
Total		$2,440		$1,336

		Amount of (Gain) Loss
		Recognized in Income
		on Derivatives
	Location of (Gain) Loss	Three Months Ended
Derivatives Not Designated as	Recognized in Income	March 31,
Hedging Instruments	on Derivative	2010	2011
Foreign exchange contracts	Other (income) expense, net	$(5,504)	$4,921
Total		$(5,504)	$4,921

In the third quarter of 2007, we designated a portion of our 6 3/4% Euro Senior Subordinated Notes due 2018 issued by Iron Mountain Incorporated (the “6 3/4% Euro Notes”) as a hedge of net investment of certain of our Euro denominated subsidiaries. For the three months ended March 31, 2010 and 2011, we designated on average 81,000 and 75,667 Euros, respectively, of the 6 3/4% Euro Notes as a hedge of net investment of certain of our Euro denominated subsidiaries. As a result, we recorded foreign exchange gains of $6,861 ($4,288, net of tax) and foreign exchange losses of $6,300 ($3,938, net of tax) for the three months ended March 31, 2010 and 2011, respectively, related to the change in fair value of such debt due to currency translation adjustments which is a component of accumulated other comprehensive items, net included in stockholders’ equity. As of March 31, 2011, net gains of $4,041 are recorded in accumulated other comprehensive items, net associated with this net investment hedge.

(4) Acquisitions

We account for acquisitions using the purchase method of accounting, and, accordingly, the results of operations for each acquisition have been included in our consolidated results from their respective acquisition dates. Cash consideration for our various acquisitions was primarily provided through borrowings under our credit facilities and cash equivalents on-hand. The unaudited pro forma results of operations for the period ended March 31, 2011 are not presented due to the insignificant impact of the 2011 acquisitions on our consolidated results of operations.

In January 2011, we acquired the remaining 80% interest of our joint venture in Poland (Iron Mountain Poland Holdings Limited) in a stock transaction for an estimated purchase price of $69,500, including an initial cash purchase price of $35,000. As a result, we now own 100% of our Polish operations, which provide storage and records management services. The terms of the purchase and sale agreement require a second payment based upon the audited financial results of the joint venture for the period April 1, 2010 through March 31, 2011. This payment is based upon a formula defined in the purchase and sale agreement and is expected to be paid in the second quarter of 2011. Our current estimate of the second payment is approximately $32,000. Additionally, the purchase and sale agreement provides for the payment of up to a maximum of $2,500 of contingent consideration to be paid in July 2012 based upon the satisfaction of certain performance

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(4) Acquisitions (Continued)

criteria. The carrying value of the 20% interest that we previously held and accounted for under the equity method of accounting amounted to approximately $5,774 and the fair value of such interest on the date of the acquisition of the additional 80% interest was approximately $10,425 and resulted in a gain being recorded on the date of the transaction to other (income) expense, net of approximately $4,651 during the first quarter of 2011. The fair value of our previously held equity interest was derived by taking the total estimated consideration for the 80% equity interest purchased and reducing it by a factor of 40%, which represents management’s estimate of the control premium paid, in order to derive the fair value of $10,425 for the 20% noncontrolling equity interest which we previously held. One of the members of our board of directors and several of his family members hold an indirect equity interest in one of the shareholders that will receive proceeds in connection with this transaction. As a result of this equity interest, such board member, together with several of his family members, will receive approximately 24% of the purchase price that we pay in connection with this transaction.

A summary of the cumulative consideration paid and the preliminary allocation of the purchase price paid for acquisitions through March 31, 2011 is as follows:

Cash Paid (gross of cash acquired)(1)	$39,971
Contingent Consideration	34,500
Fair Value of Previously Held Equity Interest	10,425
Total Consideration	84,896
Fair Value of Identifiable Assets Acquired:
Cash, Accounts Receivable, Prepaid Expenses and Other	7,932
Property, Plant and Equipment(2)	5,717
Customer Relationship Assets(3)	59,100
Other Assets	653
Liabilities Assumed(4)	(15,793)

Total Fair Value of Identifiable Net Assets Acquired	57,609

Recorded Goodwill	$27,287

(1)          Included in cash paid for acquisitions in the consolidated statements of cash flows for the three months ended March 31, 2010 and 2011 are contingent and other payments of $7,082 and $58, respectively, related to acquisitions made in previous years.

(2)          Consists primarily of racking, leasehold improvements and computer hardware and software.

(3)          The weighted average lives of customer relationship assets associated with acquisitions to date in 2011 were 20 years.

(4)          Consists primarily of accounts payable, accrued expenses, deferred revenue and deferred income taxes.

Allocations of the purchase price for acquisitions in 2011 were based on estimates of the fair value of net assets acquired and are subject to adjustment. The purchase price allocations described above are subject to finalization of the assessment of the fair value of intangible assets (primarily customer relationship assets), racking and deferred income taxes (including taxes payable, tax reserves and valuation allowances). We are not aware of any information that would indicate that the final purchase price allocations will differ meaningfully from preliminary estimates.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(5) Long-term Debt

Long-term debt consists of the following:

	December 31, 2010		March 31, 2011
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Revolving Credit Facility(1)	$—	$—	$192,000	$192,000
Term Loan Facility(1)	396,200	396,200	395,175	395,175
7 1/4% GBP Senior Subordinated Notes due 2014 (the “7 1/4% notes”)(2)(3)	232,530	234,855	241,253	243,665
7 3/4% Senior Subordinated Notes due 2015 (the “7 3/4% notes”)(2)(3)	233,234	231,683	—	—
6 5/8% Senior Subordinated Notes due 2016 (the “6 5/8% notes”)(2)(3)	317,529	321,592	317,653	320,992
7 1/2% CAD Senior Subordinated Notes due 2017 (the “Subsidiary Notes”)(2)(4)	175,306	182,099	180,294	187,506
8 3/4% Senior Subordinated Notes due 2018 (the “8 3/4% notes”)(2)(3)	200,000	209,625	200,000	209,500
8% Senior Subordinated Notes due 2018 (the “8% notes”)(2)(3)	49,777	53,756	49,784	49,542
6 3/4% Euro Senior Subordinated Notes due 2018 (the “6 3/4% notes”)(2)(3)	338,129	337,631	359,336	355,902
8% Senior Subordinated Notes due 2020 (the “8% notes due 2020”)(2)(3)	300,000	316,313	300,000	316,125
8 3/8% Senior Subordinated Notes due 2021 (the “8 3/8% notes”)(2)(3)	548,174	589,188	548,217	594,000
Real Estate Mortgages, Capital Leases and Other(5)	218,189	218,189	221,540	221,540
Total Long-term Debt	3,009,068		3,005,252
Less Current Portion	(96,603)		(44,372)

Long-term Debt, Net of Current Portion	$2,912,465		$2,960,880

(1)

The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. The fair value of this long-term debt approximates the carrying value (as borrowings under these debt instruments are based on current variable market interest rates as of December 31, 2010 and March 31, 2011, respectively).

(2)	The fair values of these debt instruments are based on quoted market prices for these notes on December 31, 2010 and March 31, 2011, respectively.

(3)

Collectively referred to as the Parent Notes. IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of its direct and indirect wholly owned U.S. subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Iron Mountain Canada Corporation (“Canada Company”) and the remainder of our subsidiaries do not guarantee the Parent Notes.

(4)

Canada Company is the direct obligor on the Subsidiary Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors.

(5)	We believe the fair value of this debt approximates its carrying value.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(5) Long-term Debt (Continued)

Our credit facility consists of (i) revolving credit facilities under which we can borrow, subject to certain limitations as defined in the credit agreement we entered into on April 16, 2007 (the “Credit Agreement”) governing these facilities, up to an aggregate amount of $765,000 (including Canadian dollar and multi-currency revolving credit facilities), and (ii) a $410,000 term loan facility (which is also governed by our Credit Agreement). Our revolving credit facilities are supported by a group of 24 banks. Our subsidiaries, Canada Company and Iron Mountain Switzerland GmbH, may borrow directly under the Canadian dollar revolving credit and multi-currency revolving credit facilities, respectively. Additional subsidiary borrowers may be added under the multi-currency revolving credit facility. Our revolving credit facilities terminate on April 16, 2012. With respect to the term loan facility, quarterly loan payments of approximately $1,000 are required through maturity on April 16, 2014, at which time the remaining outstanding principal balance of the term loan facility is due. We expect to refinance our Credit Agreement in 2011. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin. IMI guarantees the obligations of each of the subsidiary borrowers under the Credit Agreement, and substantially all of our U.S. subsidiaries guarantee the obligations of IMI and the subsidiary borrowers. The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure the Credit Agreement, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. As of March 31, 2011, we had $192,000 of outstanding borrowings under the revolving credit facilities, all of which were denominated in U.S. dollars; we also had various outstanding letters of credit totaling $2,481. The remaining availability, based on IMI’s leverage ratio, which is calculated based on the last 12 months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”), and other adjustments as defined in the Credit Agreement and current external debt, under the revolving credit facilities on March 31, 2011, was $570,519. The interest rates in effect under the revolving credit facilities and the term loan facility were 3.4% and 1.8% as of March 31, 2011, respectively. For the three months ended March 31, 2010 and 2011, we recorded commitment fees of $567 and $481, respectively, based on the unused balances under our revolving credit facilities.

In January 2011, we redeemed the remaining $231,255 aggregate principal amount outstanding of the 7 3/4% notes at a redemption price of $1,000 for each one thousand dollars of principal amount of notes redeemed, plus accrued and unpaid interest. We recorded a gain to other expense (income), net of $850 in the first quarter of 2011 related to the early extinguishment of the 7 3/4% notes being redeemed. This gain consists of original issue premiums, net of deferred financing costs related to the 7 3/4% notes that were redeemed.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement, our indentures or other agreements governing our indebtedness. Our revolving credit and term loan facilities, as well as our indentures, use EBITDA-based calculations as primary measures of financial performance, including leverage ratios. IMI’s revolving credit and term leverage ratio was 3.0 as of December 31, 2010 and March 31, 2011 compared to a maximum allowable ratio of 5.5. Similarly, our bond leverage ratio, per the indentures, was 3.4 and 3.7 as of December 31, 2010 and March 31, 2011, respectively, compared to a maximum allowable ratio of 6.5. Noncompliance with these leverage ratios would have a material adverse effect on our financial condition and liquidity.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors

The following data summarizes the consolidating results of IMI on the equity method of accounting as of December 31, 2010 and March 31, 2011 and for the three months ended March 31, 2010 and 2011.

The Parent Notes and the Subsidiary Notes are guaranteed by the subsidiaries referred to below as the “Guarantors.” These subsidiaries are 100% owned by the Parent. The guarantees are full and unconditional, as well as joint and several.

Additionally, IMI guarantees the Subsidiary Notes, which were issued by Canada Company. Canada Company does not guarantee the Parent Notes. The other subsidiaries that do not guarantee the Parent Notes or the Subsidiary Notes are referred to below as the “Non-Guarantors.”

	December 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$13,909	$121,584	$37,652	$85,548	$—	$258,693
Restricted Cash	35,105	—	—	—	—	35,105
Accounts Receivable	—	327,842	41,562	163,666	—	533,070
Intercompany Receivable	1,344,802	—	9,281	—	(1,354,083)	—
Assets of Discontinued Operations (see Note 10)	—	184,790	—	17,936	—	202,726
Other Current Assets	2,601	121,681	10,878	41,048	—	176,208
Total Current Assets	1,396,417	755,897	99,373	308,198	(1,354,083)	1,205,802
Property, Plant and Equipment, Net	—	1,522,073	208,020	745,734	—	2,475,827
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	1,381,546	1,000	—	—	(1,382,546)	—
Investment in Subsidiaries	1,863,957	1,599,133	—	—	(3,463,090)	—
Goodwill	—	1,525,960	203,345	552,832	—	2,282,137
Other	27,304	236,497	13,601	168,679	(114)	445,967
Total Other Assets, Net	3,272,807	3,362,590	216,946	721,511	(4,845,750)	2,728,104
Total Assets	$4,669,224	$5,640,560	$524,339	$1,775,443	$(6,199,833)	$6,409,733

Liabilities and Equity
Intercompany Payable	$—	$1,325,593	$—	$28,490	$(1,354,083)	$—
Current Portion of Long-term Debt	56,407	24,393	2,606	13,197	—	96,603
Total Other Current Liabilities	92,339	388,242	42,614	180,626	—	703,821
Liabilities of Discontinued Operations (see Note 10)	—	53,374	—	3,848	—	57,222
Long-term Debt, Net of Current Portion	2,559,780	67,504	191,010	94,171	—	2,912,465
Long-term Notes Payable to Affiliates and Intercompany Payable	1,000	1,381,546	—	—	(1,382,546)	—
Other Long-term Liabilities	3,853	551,961	27,585	93,075	(114)	676,360
Commitments and Contingencies (See Note 8)
Total Iron Mountain Incorporated Stockholders’ Equity	1,955,845	1,847,947	260,524	1,354,619	(3,463,090)	1,955,845
Noncontrolling Interests	—	—	—	7,417	—	7,417
Total Equity	1,955,845	1,847,947	260,524	1,362,036	(3,463,090)	1,963,262
Total Liabilities and Equity	$4,669,224	$5,640,560	$524,339	$1,775,443	$(6,199,833)	$6,409,733

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	March 31, 2011
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and Cash Equivalents	$1,098	$54,380	$38,734	$95,605	$—	$189,817
Restricted Cash	35,107	—	—	—	—	35,107
Accounts Receivable	—	343,121	44,264	176,122	—	563,507
Intercompany Receivable	1,344,782	—	11,589	—	(1,356,371)	—
Assets of Discontinued Operations (see Note 10)	—	183,021	—	17,206	—	200,227
Other Current Assets	101	130,503	6,857	36,833	—	174,294
Total Current Assets	1,381,088	711,025	101,444	325,766	(1,356,371)	1,162,952
Property, Plant and Equipment, Net	—	1,501,581	212,324	769,943	—	2,483,848
Other Assets, Net:
Long-term Notes Receivable from Affiliates and Intercompany Receivable	1,968,538	601,007	—	—	(2,569,545)	—
Investment in Subsidiaries	1,324,084	1,057,816	—	—	(2,381,900)	—
Goodwill	—	1,527,769	209,208	600,460	—	2,337,437
Other	24,683	236,625	13,619	221,894	(114)	496,707
Total Other Assets, Net	3,317,305	3,423,217	222,827	822,354	(4,951,559)	2,834,144
Total Assets	$4,698,393	$5,635,823	$536,595	$1,918,063	$(6,307,930)	$6,480,944

Liabilities and Equity
Intercompany Payable	$—	$1,300,139	$—	$56,232	$(1,356,371)	$—
Current Portion of Long-term Debt	4,724	21,624	2,713	15,311	—	44,372
Total Other Current Liabilities	82,008	381,926	33,656	214,007	—	711,597
Liabilities of Discontinued Operations (see Note 10)	—	51,692	—	3,484	—	55,176
Long-term Debt, Net of Current Portion	2,587,318	69,086	196,371	108,105	—	2,960,880
Long-term Notes Payable to Affiliates and Intercompany Payable	1,007	1,968,538	—	600,000	(2,569,545)	—
Other Long-term Liabilities	3,853	536,188	33,529	107,477	(114)	680,933
Commitments and Contingencies (See Note 8)
Total Iron Mountain Incorporated Stockholders’ Equity	2,019,483	1,306,630	270,326	804,944	(2,381,900)	2,019,483
Noncontrolling Interests	—	—	—	8,503	—	8,503
Total Equity	2,019,483	1,306,630	270,326	813,447	(2,381,900)	2,027,986
Total Liabilities and Equity	$4,698,393	$5,635,823	$536,595	$1,918,063	$(6,307,930)	$6,480,944

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Three Months Ended March 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Revenues:
Storage	$—	$277,977	$26,901	$93,369	$—	$398,247
Service	—	210,028	28,219	89,086	—	327,333
Total Revenues	—	488,005	55,120	182,455	—	725,580
Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	—	196,712	21,792	92,585	—	311,089
Selling, General and Administrative	27	137,630	8,793	53,335	—	199,785
Depreciation and Amortization	56	49,757	4,595	21,206	—	75,614
Loss (Gain) on Disposal/Writedown of Property, Plant and Equipment, Net	—	(1,085)	(26)	94	—	(1,017)
Total Operating Expenses	83	383,014	35,154	167,220	—	585,471

Operating (Loss) Income	(83)	104,991	19,966	15,235	—	140,109
Interest Expense (Income), Net	49,990	(11,626)	11,075	3,477	—	52,916
Other Expense (Income), Net	(32,682)	(14)	2	41,454	—	8,760

(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes	(17,391)	116,631	8,889	(29,696)	—	78,433
Provision (Benefit) for Income Taxes	—	40,985	2,984	1,239	—	45,208
Equity in the Losses (Earnings) of Subsidiaries, Net of Tax	(42,957)	26,597	—	—	16,360	—
Income (Loss) from Continuing Operations	25,566	49,049	5,905	(30,935)	(16,360)	33,225
Income (Loss) from Discontinued Operations (see Note 10)	—	(6,952)	—	(434)	—	(7,386)
Net (Loss) Income	25,566	42,097	5,905	(31,369)	(16,360)	25,839
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	273	—	273

Net (Loss) Income Attributable to Iron Mountain Incorporated	$25,566	$42,097	$5,905	$(31,642)	$(16,360)	$25,566

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Three Months Ended March 31, 2011
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Revenues:
Storage	$—	$282,713	$30,115	$104,255	$—	$417,083
Service	—	208,912	28,934	95,363	—	333,209
Total Revenues	—	491,625	59,049	199,618	—	750,292
Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	—	198,125	23,732	97,626	—	319,483
Selling, General and Administrative	134	142,556	10,161	62,276	—	215,127
Depreciation and Amortization	40	49,151	5,105	26,783	—	81,079
Loss (Gain) on Disposal/Writedown of Property, Plant and Equipment, Net	—	(461)	(10)	1,194	—	723
Total Operating Expenses	174	389,371	38,988	187,879	—	616,412

Operating (Loss) Income	(174)	102,254	20,061	11,739	—	133,880
Interest Expense (Income), Net	43,186	(20,095)	10,167	15,729	—	48,987
Other Expense (Income), Net	30,828	(643)	(47)	(39,091)	—	(8,953)

(Loss) Income from Continuing Operations Before Provision (Benefit) for Income Taxes	(74,188)	122,992	9,941	35,101	—	93,846
Provision (Benefit) for Income Taxes	—	6,911	7,572	2,202	—	16,685
Equity in the Losses (Earnings) of Subsidiaries, Net of Tax	(147,648)	17,231	—	—	130,417	—
Income (Loss) from Continuing Operations	73,460	98,850	2,369	32,899	(130,417)	77,161
Income (Loss) from Discontinued Operations (see Note 10)	—	(2,470)	—	(72)	—	(2,542)
Net (Loss) Income	73,460	96,380	2,369	32,827	(130,417)	74,619
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	1,159	—	1,159

Net (Loss) Income Attributable to Iron Mountain Incorporated	$73,460	$96,380	$2,369	$31,668	$(130,417)	$73,460

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Three Months Ended March 31, 2010
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(52,995)	$136,069	$9,008	$34,325	$—	$126,407
Cash Flows from Operating Activities-Discontinued Operations	—	3,953	—	807	—	4,760
Cash Flows from Operating Activities	(52,995)	140,022	9,008	35,132	—	131,167
Cash Flows from Investing Activities:
Capital expenditures	—	(40,170)	(3,564)	(34,697)	—	(78,431)
Cash paid for acquisitions, net of cash acquired	—	(1,970)	—	(5,112)	—	(7,082)
Intercompany loans to subsidiaries	103,144	(3,308)	—	—	(99,836)	—
Investment in subsidiaries	(6,773)	(6,773)	—	—	13,546	—
Investment in restricted cash	(35,102)	—	—	—	—	(35,102)
Additions to customer relationship and acquisition costs	—	(1,329)	(213)	(880)	—	(2,422)
Proceeds from sales of property and equipment and other, net	—	4,306	5	(79)	—	4,232
Cash Flows from Investing Activities-Continuing Operations	61,269	(49,244)	(3,772)	(40,768)	(86,290)	(118,805)
Cash Flows from Investing Activities-Discontinued Operations	—	(114,746)	—	7	—	(114,739)
Cash Flows from Investing Activities	61,269	(163,990)	(3,772)	(40,761)	(86,290)	(233,544)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(1,025)	(8,571)	(618)	(8,707)	—	(18,921)
Proceeds from revolving credit and term loan facilities and other debt	42	(42)	—	6,850	—	6,850
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	(96)	—	(96)
Intercompany loans from parent	—	(102,362)	3,165	(639)	99,836	—
Equity contribution from parent	—	6,773	—	6,773	(13,546)	—
Stock repurchases	(9,636)	—	—	—	—	(9,636)
Proceeds from exercise of stock options and employee stock purchase plan	3,850	—	—	—	—	3,850
Excess tax benefits from stock-based compensation	613	—	—	—	—	613
Payment of debt financing costs	—	—	—	(3)	—	(3)
Cash Flows from Financing Activities-Continuing Operations	(6,156)	(104,202)	2,547	4,178	86,290	(17,343)
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	188	—	188
Cash Flows from Financing Activities	(6,156)	(104,202)	2,547	4,366	86,290	(17,155)
Effect of exchange rates on cash and cash equivalents	—	—	303	(2,005)	—	(1,702)
Increase (Decrease) in cash and cash equivalents	2,118	(128,170)	8,086	(3,268)	—	(121,234)
Cash and cash equivalents, beginning of period	—	382,588	3,906	60,162	—	446,656
Cash and cash equivalents, end of period	$2,118	$254,418	$11,992	$56,894	$—	$325,422

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(6) Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors (Continued)

	Three Months Ended March 31, 2011
			Canada	Non-
	Parent	Guarantors	Company	Guarantors	Eliminations	Consolidated
Cash Flows from Operating Activities:
Cash Flows from Operating Activities-Continuing Operations	$(53,891)	$142,876	$5,183	$16,907	$—	$111,075
Cash Flows from Operating Activities-Discontinued Operations	—	8,146	—	116	—	8,262
Cash Flows from Operating Activities	(53,891)	151,022	5,183	17,023	—	119,337
Cash Flows from Investing Activities:
Capital expenditures	—	(32,028)	(2,262)	(18,067)	—	(52,357)
Cash paid for acquisitions, net of cash acquired	—	(4,971)	(58)	(29,676)	—	(34,705)
Intercompany loans to subsidiaries	132,655	(24,524)	—	—	(108,131)	—
Investment in subsidiaries	(1,000)	(1,000)	—	—	2,000	—
Investment in restricted cash	(2)	—	—	—	—	(2)
Additions to customer relationship and acquisition costs	—	(2,095)	(121)	(677)	—	(2,893)
Proceeds from sales of property and equipment and other, net	—	119	10	(13)	—	116
Cash Flows from Investing Activities-Continuing Operations	131,653	(64,499)	(2,431)	(48,433)	(106,131)	(89,841)
Cash Flows from Investing Activities-Discontinued Operations	—	(9,115)	—	(35)	—	(9,150)
Cash Flows from Investing Activities	131,653	(73,614)	(2,431)	(48,468)	(106,131)	(98,991)
Cash Flows from Financing Activities:
Repayment of revolving credit and term loan facilities and other debt	(361,015)	(10,435)	(735)	(56,363)	—	(428,548)
Proceeds from revolving credit and term loan facilities and other debt	540,000	—	—	67,418	—	607,418
Early retirement of senior subordinated notes	(231,255)	—	—	—	—	(231,255)
Debt financing (repayment to) and equity contribution from (distribution to) noncontrolling interests, net	—	—	—	131	—	131
Intercompany loans from parent	—	(135,177)	(2,067)	29,113	108,131	—
Equity contribution from parent	—	1,000	—	1,000	(2,000)	—
Stock repurchases	(10,970)	—	—	—	—	(10,970)
Parent cash dividends	(37,514)	—	—	—	—	(37,514)
Proceeds from exercise of stock options and employee stock purchase plan	9,164	—	—	—	—	9,164
Excess tax benefits from stock-based compensation	1,017	—	—	—	—	1,017
Cash Flows from Financing Activities-Continuing Operations	(90,573)	(144,612)	(2,802)	41,299	106,131	(90,557)
Cash Flows from Financing Activities-Discontinued Operations	—	—	—	46	—	46
Cash Flows from Financing Activities	(90,573)	(144,612)	(2,802)	41,345	106,131	(90,511)
Effect of exchange rates on cash and cash equivalents	—	—	1,132	157	—	1,289
Increase (Decrease) in cash and cash equivalents	(12,811)	(67,204)	1,082	10,057	—	(68,876)
Cash and cash equivalents, beginning of period	13,909	121,584	37,652	85,548	—	258,693
Cash and cash equivalents, end of period	$1,098	$54,380	$38,734	$95,605	$—	$189,817

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(7) Segment Information

Beginning June 2011, as a result of the disposition of our Digital Business and our decision to sell the New Zealand Business as discussed in Note 10, we changed our reportable segments. The most significant of these changes is that the reportable segment previously referred to as the Worldwide Digital Business is no longer reported separately in our management reporting as the operations associated with the Domain Name Product Line and the Digital Business are reported as discontinued operations.  Also, the intellectual property escrow services business, which we continue to own and operate and was previously reported in the Worldwide Digital Business segment, is now reported as a component of the North American Physical Business segment. Additionally, the International Physical Business segment no longer includes the New Zealand Business as these operations are reported as discontinued operations.

Our operating segments and Corporate are as follows:

•            North American Physical Business—throughout the United States and Canada, the storage of paper documents, as well as all other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Hard Copy”); the storage and rotation of backup computer media as part of corporate disaster recovery plans, including service and courier operations (“Data Protection”); information destruction services (“Destruction”); the storage, assembly, and detailed reporting of customer marketing literature and delivery to sales offices, trade shows and prospective customers’ sites based on current and prospective customer orders (“Fulfillment”); and intellectual property escrow services that protect and manage source code.

•            Europe—information management services throughout Europe, including Hard Copy, Data Protection and Destruction (in the U.K. and Ireland).

•            Latin America—information management services throughout Mexico, Brazil, Chile, Argentina and Peru, including Hard Copy, Data Protection and Destruction.

•            Asia Pacific—information management services throughout Australia, including Hard Copy, Data Protection and Destruction; and in certain cities in India, Singapore, Hong Kong-SAR and China, including Hard Copy and Data Protection.

•            Corporate—consists of costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Corporate also includes stock-based employee compensation expense associated with all Employee Stock-Based Awards.

The Latin America, Asia Pacific and Europe operating segments have been aggregated given their similar economic characteristics, products, customers and processes and reported as one reportable segment, “International Physical Business.”

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(7) Segment Information (Continued)

An analysis of our business segment information and reconciliation to the consolidated financial statements is as follows:

	North
	American	International
	Physical	Physical		Total
	Business	Business	Corporate	Consolidated
Three Months Ended March 31, 2010
Total Revenues	$548,046	$177,534	$—	$725,580
Depreciation and Amortization	45,580	20,801	9,233	75,614
Depreciation	42,718	17,401	9,177	69,296
Amortization	2,862	3,400	56	6,318
Adjusted OIBDA	225,405	34,247	(44,946)	214,706
Total Assets(1)	4,529,060	1,614,987	594,632	6,738,679
Expenditures for Segment Assets	36,640	40,562	10,733	87,935
Capital Expenditures	33,128	34,570	10,733	78,431
Cash Paid for Acquisitions, Net of Cash acquired	1,970	5,112	—	7,082
Additions to Customer Relationship and Acquisition Costs	1,542	880	—	2,422

Three Months Ended March 31, 2011
Total Revenues	555,298	194,994	—	750,292
Depreciation and Amortization	45,416	26,337	9,326	81,079
Depreciation	42,453	22,389	9,286	74,128
Amortization	2,963	3,948	40	6,951
Adjusted OIBDA	227,975	37,261	(49,554)	215,682
Total Assets(1)	4,303,863	1,822,001	355,080	6,480,944
Expenditures for Segment Assets	36,050	47,873	6,032	89,955
Capital Expenditures	28,785	17,540	6,032	52,357
Cash Paid for Acquisitions, Net of Cash acquired	5,029	29,676	—	34,705
Additions to Customer Relationship and Acquisition Costs	2,236	657	—	2,893

(1)                                  Excludes all intercompany receivables or payables and investment in subsidiary balances.

The accounting policies of the reportable segments are the same as those described in Note 2. Adjusted OIBDA for each segment is defined as operating income before depreciation, amortization and (gain) loss on disposal/writedown of property, plant and equipment, net which are directly attributable to the segment. Internally, we use Adjusted OIBDA as the basis for evaluating the performance of, and allocating resources to, our operating segments.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(7) Segment Information (Continued)

A reconciliation of Adjusted OIBDA to income from continuing operations before provision for income taxes on a consolidated basis is as follows:

	Three Months Ended
	March 31,
	2010	2011
Adjusted OIBDA	$214,706	$215,682
Less: Depreciation and Amortization	75,614	81,079
(Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, Net	(1,017)	723
Interest Expense, Net	52,916	48,987
Other Expense (Income), Net	8,760	(8,953)

Income from Continuing Operations before Provision for Income Taxes	$78,433	$93,846

(8) Commitments and Contingencies

a.               Litigation

We are involved in litigation from time to time in the ordinary course of business with a portion of the defense and/or settlement costs being covered by various commercial liability insurance policies purchased by us and, in limited cases, indemnification from third parties. In the opinion of management, no material legal proceedings are pending to which we, or any of our properties, are subject, except as discussed below.  We record legal costs associated with loss contingencies as expenses in the period in which they are incurred.

b.              London Fire

In July 2006, we experienced a significant fire in a leased records and information management facility in London, England, that resulted in the complete destruction of the facility and its contents. The London Fire Brigade (“LFB”) issued a report in which it was concluded that the fire resulted either from human agency, i.e., arson, or an unidentified ignition device or source, and its report to the Home Office concluded that the fire resulted from a deliberate act. The LFB also concluded that the installed sprinkler system failed to control the fire due to the primary electric fire pump being disabled prior to the fire and the standby diesel fire pump being disabled in the early stages of the fire by third-party contractors. We have received notices of claims from customers or their subrogated insurance carriers under various theories of liability arising out of lost data and/or records as a result of the fire. Certain of those claims have resulted in litigation in courts in the United Kingdom. We deny any liability in respect of the London fire and we have referred these claims to our excess warehouse legal liability insurer, which has been defending them to date under a reservation of rights. Certain of the claims have been settled for nominal amounts, typically one to two British pounds sterling per carton, as specified in the contracts, which amounts have been or will be reimbursed to us from our primary property insurer. We believe we carry adequate property and liability insurance. We do not expect that legal proceedings related to this event will have a material impact to our consolidated results of operations or financial condition.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(8) Commitments and Contingencies (Continued)

c.               Chile Earthquake

As a result of the February 27, 2010 earthquake in Chile, we experienced damage to certain of our 13 owned and leased records management facilities in that region. None of our facilities were destroyed by fire or significantly impacted by water damage. However, the structural integrity of five buildings was compromised, and some of the racking included in certain buildings was damaged or destroyed. Some customer materials were impacted by this event. Revenues from this country represent less than 1% of our consolidated enterprise revenues. We believe we carry adequate property and liability insurance and do not expect that this event will have a material impact on our consolidated results of operations or financial condition. We have received an additional $5,900 payment from our insurance carriers in the first quarter of 2011. Such amount represents a portion of our expense claims filed with our insurance carriers and has been included in cash flows from operating activities. We expect to utilize cash from our insurance settlements to fund capital expenditures and for general working capital needs. We have recorded gains on the disposal/writedown of property, plant and equipment, net in our statement of operations of approximately $10,200 for the year ended December 31, 2010 of which $9,368 was recorded in the third quarter of 2010 and the balance in the fourth quarter of 2010.  Proceeds from our business personal property claims are reflected in our statement of cash flows under proceeds from sales of property and equipment and other, net included in the investing activities section when received.

d.              Brazilian Litigation

In September 2010, Iron Mountain do Brasil Ltda., our Brazilian operating subsidiary (“IMB”), was sued in Curitiba, Brazil in the 11th Lower Labor Claim Court. The plaintiff in the six related lawsuits, Sindicato dos Trabalhadores em Empresas de Serviços Contábeis, Assessoramento, Perícias, Informações, Pesquisas, e em Empresas Prestadoras de Serviços do Estado do Paraná (Union of Workers in Business Services Accounting, Advice, Expertise, Information, Research and Services Companies in the State of Parana), a labor union in Brazil, purports to represent approximately 2,000 individuals who provided services for IMB. The complaint alleges that these individuals were incorrectly classified as non-employees by IMB and seeks unspecified monetary damages, including attorneys’ fees, unpaid wages, unpaid benefits and certain penalties. The parties participated in a preliminary hearing in December 2010. An additional hearing was scheduled to take place in May 2011, but has been stayed until August 2011, pending the outcome of settlement negotiations between the parties. If we are unable to reach a settlement, we intend to defend this case vigorously. While we are unable to predict the final outcome of this matter at this time, we do not expect this lawsuit will have a material impact on our consolidated results of operations or financial condition.

e.               Patent Infringement Lawsuit

In August 2010, we were named as a defendant in a patent infringement suit filed in the US District Court for the Eastern District of Texas by Oasis Research, LLC. The plaintiff alleges that the backup technology of Connected Corporation (“Connected”) previously included in our Digital Business infringes certain U.S. patents owned by the plaintiff and seeks damages equal to 10% of the Connected revenue from 2005 through 2010, or approximately $26,000, and future royalties. In November 2010, we filed a motion to dismiss for misjoinder, or, in the alternative, to sever and transfer claims to the US District Court for the District of Massachusetts.  In December 2010, Oasis Research, LLC filed a response opposing our motions.  The court has not ruled on any outstanding motions. A final pre-trial conference has been scheduled for October 12, 2012. We expect the court to establish a trial date during the pre-trial conference. Although we are unable to predict the final outcome of this matter at this time, we believe we have meritorious defenses and intend to defend this case vigorously.  We do not expect this lawsuit will have a material impact on our consolidated results of operations or financial condition. As part of the sale of our Digital Business discussed at Note 10, Autonomy has assumed this obligation and the defense of this litigation and has agreed to indemnify us against any losses.

IRON MOUNTAIN INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(Unaudited)

(9) Stockholders’ Equity Matters

In February 2010, our board of directors approved a share repurchase program authorizing up to $150,000 in repurchases of our common stock and in October 2010, our board of directors authorized up to an additional $200,000 of such purchases, for a total of $350,000. As of March 31, 2011, we had $227,569 remaining under our existing previously approved share repurchase program. In May 2011, our board of directors authorized up to an additional $850,000 of such purchases, for a total of $1,200,000. After this new authorization, we had a remaining amount available for repurchase under our share repurchase program of $1,077,569, which represents approximately 17% in the aggregate of our outstanding common stock based on the closing price on May 3, 2011. All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors. Additionally, in May 2011, we entered into two prepaid variable share repurchase agreements to repurchase an aggregate of $250,000 of our common stock. The price of the shares repurchased may be different under each such repurchase agreement and in each case will be determined based on a discount to certain volume weighted average trading prices of our common stock over a period of up to three months. The $250,000 of aggregate payments under both repurchase agreements will be funded with borrowings under our revolving credit facility.

In February 2010, our board of directors adopted a dividend policy under which we intend to pay quarterly cash dividends on our common stock. Declaration and payment of future quarterly dividends is at the discretion of our board of directors. In fiscal year 2010 and in the first quarter of 2011, our board of directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date
March 25, 2010	$0.0625	March 25, 2010	$12,720	April 15, 2010
June 4, 2010	0.0625	June 25, 2010	12,641	July 15, 2010
September 15, 2010	0.0625	September 28, 2010	12,532	October 15, 2010
December 13, 2010	0.1875	December 27, 2010	37,514	January 14, 2011
March 15, 2011	0.1875	March 25, 2011	37,601	April 15, 2011

On March 23, 2011, our board of directors declared a dividend of one preferred stock purchase right (“Right”) for each outstanding share of our common stock held by stockholders of record at the close of business on April 1, 2011. Each Right, once exercisable, entitles the registered holder to purchase one one-thousandth of a share of our preferred stock, designated as Series A Junior Participating Preferred Stock, par value $0.01 per share at a price of $120.00 per one one-thousandth of a share, subject to certain adjustments. No shares of Series A Junior Participating Preferred Stock are outstanding as of March 31, 2011. The Rights will expire upon the close of business on the earliest to occur of: (i) March 22, 2013, (ii) the date on which the Rights are redeemed or exchanged by us in accordance with the rights agreement governing the Rights and (iii) the date of our 2012 annual meeting of stockholders if requisite stockholder approval of the rights agreement is not obtained at such meeting.

(10) Discontinued Operations

Digital Operations

In August 2010, we divested the Domain Name Product Line for approximately $11,400 in cash at closing.  The assets sold primarily consisted of customer contracts.  Total revenues of this product line for the year ended December 31, 2009 and the seven months ended July 31, 2010 were approximately $6,300 and $3,500, respectively.  A gain on sale of discontinued operations in the amount of approximately $6,900 ($2,834, net of tax) was recorded during the three months ended September 30, 2010.

During the quarter ended September 30, 2010, we concluded that events occurred and circumstances changed in our former worldwide digital business reporting unit that required us to conduct an impairment review.  The primary factors contributing to our conclusion that we had a triggering event and a requirement to reassess our former worldwide digital business reporting unit goodwill for impairment included:  (1) a reduction in forecasted revenue and operating results due to continued pressure on key parts of the business as a result of the weak economy; (2) reduced revenue and profit outlook for our eDiscovery service due to smaller average matter size and lower pricing; (3) a decision to discontinue certain software development projects; and (4) the sale of the Domain Name Product Line.  As a result of the review,

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In Thousands, Except Share and Per Share Data)
(Unaudited)

(10) Discontinued Operations (Continued)

we recorded a provisional goodwill impairment charge associated with our worldwide digital business reporting unit in the amount of $255,000 during the quarter ended September 30, 2010.  We finalized the estimate in the fourth quarter of 2010, and we recorded an additional impairment of $28,785, for a total goodwill impairment charge of $283,785.  In April 2011, we announced a comprehensive strategic plan which included exploring strategic alternatives for our digital business, including a potential sale of the Digital Business.

On June 2, 2011, IMI completed the sale of the Digital Business to Autonomy, pursuant to the Digital Sale Agreement.  In the Digital Sale, Autonomy purchased (i) the shares of certain of IMI’s subsidiaries through which IMI conducted the Digital Business and (ii) certain assets of IMI and its subsidiaries relating to the Digital Business.  The Digital Sale qualified as discontinued operations because (a) the remaining direct gross cash inflows and outflows of the Digital Business by IMI post-close are not expected to be significant in relation to the direct gross cash inflows and outflows absent the Digital Sale and (b) there is no significant continuing involvement because IMI does not retain the ability to influence the operating and financial policies of the Digital Business.  As a result, the financial position, operating results and cash flows of the Digital Business and the Domain Name Product Line, for all periods presented, have been reported as discontinued operations for financial reporting purposes.  IMI retained its intellectual software escrow services business, which had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment.

Pursuant to the Digital Sale Agreement, IMI received approximately $395,400 in cash, consisting of the initial purchase price of $380,000 and a preliminary working capital adjustment of approximately $15,400, which remains subject to a customary post-closing adjustment based on the amount of working capital at closing.  The purchase price for the Digital Sale will be increased on a dollar-for-dollar basis if the working capital balance at the time of closing exceeds the target amount of working capital as set forth in the Digital Sale Agreement and decreased on a dollar-for-dollar basis if such closing working capital balance is less than the target amount.  Transaction costs amounted to $7,387. Additionally, $11,075 of inducements are payable to Autonomy and have been netted against the proceeds in calculating the gain on the Digital Sale. We used the net proceeds received from the Digital Sale to pay down amounts outstanding under our revolving credit facility.

The table below summarizes certain results of operations of the Digital Business and the Domain Name Product Line:

	Three Months Ended
	March 31,
	2010	2011
Total Revenues	$49,172	$46,678

Loss Before Benefit for Income Taxes of Discontinued Operations	$(10,689)	$(3,586)
Benefit for Income Taxes	(3,737)	(1,116)
Loss from Discontinued Operations, Net of Tax	$(6,952)	$(2,470)

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In Thousands, Except Share and Per Share Data)
(Unaudited)

(10) Discontinued Operations (Continued)

There have been no allocations of corporate general and administrative expenses to discontinued operations.  In accordance with our policy, we have allocated corporate interest associated with all debt that is not specifically allocated to a particular component based on the proportion of the assets of the Digital Business and the Domain Name Product Line to IMI’s total consolidated assets at the applicable weighted average interest rate associated with such debt for such reporting period.  Interest allocated to the Digital Business and the Domain Name Product Line and included in income (loss) from discontinued operations amounted to $3,584 and $1,418 for the three months ended March 31, 2010 and 2011, respectively.

The carrying amounts of the major classes of assets and liabilities of the Digital Business were as follows:

	December 31, 2010	March 31, 2011
Accounts receivable, net	$41,418	$45,569
Deferred income taxes	1,726	1,542
Prepaid expenses and other	6,585	6,724
Current assets of discontinued operations	49,729	53,835
Property, plant and equipment, net	39,539	39,277
Goodwill, net	35,699	35,699
Deferred income taxes	13,934	10,842
Other assets, net	45,889	43,368
Non-current assets of discontinued operations	135,061	129,186
Assets of discontinued operations	$184,790	$183,021

Accounts payable	$15,848	$9,354
Accrued expenses	8,879	8,636
Deferred revenue	27,638	32,178
Current liabilities of discontinued operations	52,365	50,168
Other long-term liabilities	1,009	1,020
Deferred rent	—	504
Non-current liabilities of discontinued operations	1,009	1,524
Liabilities of discontinued operations	$53,374	$51,692

In connection with the Digital Sale on June 2, 2011, we entered into several other arrangements with Autonomy, including:

•                  A reseller agreement with Autonomy that allows us to sell certain products and services of the Digital Business now owned by Autonomy and certain other Autonomy products and services (the “Products and Services”) over a three year period beginning June 2, 2011.  The reseller agreement provides for the payments to Autonomy of: (i) $3,500, which was paid on the closing of the Digital Sale; and (ii) $6,000 on June 2, 2012.  Such amounts represent prepayments of amounts payable to Autonomy related to qualifying sales of Products and Services to new customers of the Digital Business and are non-refundable to the extent we do not achieve the requisite level of qualifying sales of Products and Services during the term of the reseller agreement.

•                  A co-location agreement with Autonomy in which we will provide certain storage related services associated with certain data centers to Autonomy for a two year transitional period beginning June 2, 2011.  Autonomy has the right to extend this period by two additional years upon six months notice prior to the end of the first two year term.

•                  A transitional services agreement to provide certain services, generally for a period no longer than six months, including general, administrative, finance, human resource and information technology services.

•                  The payment by us to Autonomy of approximately $3,075 as of the closing for the purchase of certain Products and Services for our internal use.

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In Thousands, Except Share and Per Share Data)
(Unaudited)

(10) Discontinued Operations (Continued)

The revenues and corresponding expenses associated with the above agreements will be reflected in our continuing operating results.  None of these services gives IMI the ability to influence the operating and financial policies of the Digital Business.  We have concluded that the direct cash flows associated with these agreements are not significant because they are estimated to represent less than 5% of both direct cash inflows and outflows of the Digital Business for the one year period subsequent to the Digital Sale, and, therefore, we have reported the Digital Business as discontinued operations in the accompanying consolidated financial statements for all periods presented.

New Zealand Business

After further analysis subsequent to our April 2011 announcement of our comprehensive strategic plan, which includes reviewing select underperforming international markets, IMI committed in May 2011 to a plan to sell the New Zealand Business. In the calculation of the carrying value of our New Zealand Business, we allocated the goodwill of our Australia/New Zealand reporting unit between Australia and New Zealand on a relative fair value basis. We anticipate completing the sale of the New Zealand Business by the end of May 2012.  The New Zealand Business was previously included within the International Physical Business segment.  The financial position, operating results and cash flows of the New Zealand Business, for all periods presented, have been reported as discontinued operations for financial reporting purposes.

The table below summarizes certain results of operations of the New Zealand Business:

	Three Months Ended
	March 31,
	2010	2011
Total Revenues	$1,754	$1,983

Loss Before Provision (Benefit) for Income Taxes of Discontinued Operations	$(434)	$(72)
Provision (Benefit) for Income Taxes	—	—
Loss from Discontinued Operations, Net of Tax	$(434)	$(72)

IRON MOUNTAIN INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In Thousands, Except Share and Per Share Data)
(Unaudited)

(10) Discontinued Operations (Continued)

The carrying amounts of the major classes of assets and liabilities of the New Zealand Business were as follows:

	December 31, 2010	March 31, 2011
Accounts receivable, net	$1,339	$1,073
Prepaid expenses and other	1,034	969
Current assets of discontinued operations	2,373	2,042
Property, plant and equipment, net	3,746	3,539
Goodwill, net	6,128	6,128
Other assets, net	5,689	5,497
Non-current assets of discontinued operations	15,563	15,164
Assets of discontinued operations	$17,936	$17,206

Current portion of long-term debt	$387	$427
Accounts payable	263	174
Accrued expenses	1,382	1,120
Deferred revenue	113	89
Current liabilities of discontinued operations	2,145	1,810
Other long-term liabilities	24	23
Deferred income taxes	1,679	1,651
Non-current liabilities of discontinued operations	1,703	1,674
Liabilities of discontinued operations	$3,848	$3,484

(11) Subsequent Events

In September 2011, as a result of certain changes we made in the manner in which our European operations will be managed, we reorganized our reporting structure and reassigned goodwill among the revised reporting units.  Previously, we tested goodwill impairment at the European level on a combined basis.  As a result of the management and reporting changes, we concluded that we have three reporting units for our European operations, consisting of (1) the United Kingdom, Ireland and Norway, (2) Belgium, France, Germany, Italy, Luxembourg, Netherlands and Spain (“Western Europe”) and (3) the remaining countries in Europe.  Due to these changes, we will perform all future goodwill impairment analysis on the new reporting unit basis.  As a result of the restructuring of our reporting units, we concluded that we had an interim triggering event and a requirement to assess these reporting units for impairment.  We believe that our Western Europe reporting unit may have an impairment and we have initiated a review of all long-lived assets in this group.  Total long-lived assets of the Western Europe reporting unit are $310,000, including approximately $111,000 of allocated goodwill, as of July 31, 2011.  In conjunction with our third quarter 2011 filing on Form 10-Q, we expect to record our preliminary estimate of any impairment charges based on work completed through the time of our filing.  We anticipate finalizing any change to the estimated impairment charge, if any, in the fourth quarter of 2011, which will be included in our 2011 annual report on Form 10-K.

IRON MOUNTAIN INCORPORATED

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations for the three months ended March 31, 2011 should be read in conjunction with our Consolidated Financial Statements and Notes thereto for the three months ended March 31, 2011, included herein, and for the year ended December 31, 2010, included in our Current Report on Form 8-K filed on September 19, 2011.

FORWARD-LOOKING STATEMENTS

We have made statements in this Quarterly Report on Form 10-Q that constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our expected divestiture of the New Zealand Business, the potential impairment charge associated with our European operations and our intent and ability to repurchase shares and pay dividends. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (1) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (2) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers’ information; (3) changes in the price for our services relative to the cost of providing such services; (4) changes in customer preferences and demand for our services; (5) the cost or potential liabilities associated with real estate necessary for our business; (6) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (7) changes in the political and economic environments in the countries in which our international subsidiaries operate; (8) the successful sale of the New Zealand Business; (9) claims that our technology violates the intellectual property rights of a third party; (10) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (11) the impact of alternative, more attractive investments on dividends or stock repurchases; (12) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; and (13) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated. You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. Other risks may adversely impact us, as described more fully under “Item 1A. Risk Factors” in our Current Report on Form 8-K filed on September 19, 2011 and in this Quarterly Report on Form 10-Q. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures we have made in this document, as well as our other periodic reports filed with the Securities and Exchange Commission (“SEC”).

Non-GAAP Measures

Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”)

Adjusted OIBDA is defined as operating income before depreciation and  amortization and (gain) loss on disposal/writedown of property, plant and equipment, net. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. Adjusted OIBDA does not include certain items that we believe are not indicative of our core operating results, specifically: (1) (gains) and losses on disposal/writedown of property, plant and equipment, net; (2) other expense (income), net; (3) cumulative effect of change in accounting principle; (4) income (loss) from discontinued operations; (5) gain (loss) on sale of discontinued operations; and (6) net income (loss) attributable to noncontrolling interests.

Adjusted OIBDA also does not include interest expense, net and the provision (benefit) for income taxes. These expenses are associated with our capitalization and tax structures, which we do not consider when evaluating the operating profitability of our core operations. Finally, Adjusted OIBDA does not include depreciation and amortization expenses in order to eliminate the impact of capital investments, which we evaluate by comparing capital expenditures to incremental revenue generated and as a percentage of total revenues. Adjusted OIBDA and Adjusted OIBDA Margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating or net income (loss) or cash flows from operating activities (as determined in accordance with GAAP).

Reconciliation of Adjusted OIBDA to Operating Income and Net Income (in thousands):

	Three Months Ended
	March 31,
	2010	2011
Adjusted OIBDA	$214,706	$215,682
Less: Depreciation and Amortization	75,614	81,079
(Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, net	(1,017)	723
Operating Income	140,109	133,880
Less: Interest Expense, Net	52,916	48,987
Other Expense (Income), Net	8,760	(8,953)
Provision for Income Taxes	45,208	16,685
Income from Continuing Operations	33,225	77,161
Loss from Discontinued Operations	(7,386)	(2,542)
Net Income (Loss) Attributable to Noncontrolling Interests	273	1,159
Net Income Attributable to Iron Mountain Incorporated	$25,566	$73,460

Free Cash Flows before Acquisitions and Discretionary Investments (“FCF”)

FCF is defined as Cash Flows from Operating Activities — Continuing Operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition cost. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our shareholders and voluntary prepayments of indebtedness.  FCF reconciled to Cash Flows from Operating Activities-Continuing Operations (in thousands):

	Three Months Ended
	March 31,
	2010	2011
Free Cash Flows before Acquisitions and Discretionary Investments	$52,812	$58,886
Add: Capital Expenditures (excluding real estate), net	71,173	49,296
Additions to Customer Acquisitions Costs	2,422	2,893
Cash Flows From Operating Activities - Continuing Operations	$126,407	$111,075
Cash Flows From Investing Activities - Continuing Operations	$(118,805)	$(89,841)
Cash Flows From Financing Activities - Continuing Operations	$(17,343)	$(90,557)

Adjusted Earnings per Share (“Adjusted EPS”)

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) (gains) losses on the disposal/write down of property, plant and equipment, net; (b) other expense (income), net; and (c) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS from continuing operations is of value to investors when comparing our results from past, present and future periods.

Adjusted EPS—Fully Diluted from Continuing Operations reconciled to Reported EPS Fully Diluted from Continuing Operations:

	Three Months Ended
	March 31,
	2010	2011
Adjusted EPS - Fully Diluted from Continuing Operations	$0.26	$0.26
Less: Other Expense (Income), net	0.04	(0.04)
Tax impact of reconciling items and discrete tax items	0.06	(0.08)
Reported EPS - Fully Diluted from Continuing Operations	$0.16	$0.38

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and for the period then ended.

On an on-going basis, we evaluate the estimates used. We base our estimates on historical experience, actuarial estimates, current conditions and various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities and are not readily apparent from other sources. Actual results may differ from these estimates. Our critical accounting policies include the following, which are listed in no particular order:

•          Revenue Recognition

•          Accounting for Acquisitions

•          Allowance for Doubtful Accounts and Credit Memos

•          Impairment of Tangible and Intangible Assets

•          Accounting for Internal Use Software

•          Income Taxes

•          Stock-Based Compensation

•          Self-Insured Liabilities

Further detail regarding our critical accounting policies can be found in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K, and the consolidated financial statements and the notes included therein as filed with the SEC on September 19, 2011. Management has determined that no material changes concerning our critical accounting policies have occurred since December 31, 2010.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on multiple-deliverable revenue arrangements and software revenue recognition. The multiple-deliverable revenue arrangements updates to the FASB Accounting Standards Codification™ (the “Codification”) apply to all deliverables in contractual arrangements in all industries in which a vendor will perform multiple revenue-generating activities. The change to the Codification creates a selling price hierarchy that an entity must use as evidence of fair value in separately accounting for all deliverables on a relative selling price basis which qualify for separation. The selling price hierarchy includes: (1) vendor-specific objective evidence; (2) third-party evidence; and (3) estimated selling price. Broadly speaking, this update to the Codification will result in the possibility for some entities to recognize revenue earlier and more closely align with the economics of certain revenue arrangements if the other criteria for separation (e.g. standalone value to the customer) are met. The software revenue recognition guidance was issued to address factors that entities should consider when determining whether the software and non-software components of a product function together to deliver the product’s essential functionality. The software revenue recognition updates to the Codification will allow revenue arrangements in which software and non-software components deliver together a product’s essential functionality to follow the multiple-deliverable revenue recognition criteria as opposed to the criteria applicable to software revenue recognition. Both updates became effective for us beginning on January 1, 2011 and apply prospectively to new or materially modified revenue arrangements after January 1, 2011. Adoption did not have a material impact on our consolidated financial statements or results of operations.

Recent Developments

           In September 2011, as a result of certain changes we made in the manner in which our European operations will be managed, we reorganized our reporting structure and reassigned goodwill among the revised reporting units.  Previously, we tested goodwill impairment at the European level on a combined basis.  As a result of the management and reporting changes, we concluded that we have three reporting units for our European operations, consisting of (1) the United Kingdom, Ireland and Norway (“UKI”), (2) Belgium, France, Germany, Italy, Luxembourg, Netherlands and Spain (“Western Europe”) and (3) the remaining countries in Europe (“Central Europe”).  Due to these changes, we will perform all future goodwill impairment analysis on the new reporting unit basis.  The total assets of UKI, Western Europe and Central Europe amounted to approximately $798 million, $365 million and $207 million, respectively, as of July 31, 2011.  As a result of the restructuring of our reporting units, we concluded that we had an interim triggering event and, therefore, we are performing an interim goodwill impairment test for UKI, Western Europe and Central Europe in the third quarter of 2011.  Based on our current analyses, we believe our UKI and Central Europe reporting units are properly valued.  Total long-lived assets of the Western Europe reporting unit are $310 million, including approximately $111 million of allocated goodwill, as of July 31, 2011.  We are in the early stages of our analysis but based on information and work performed to date, we may record an impairment charge associated with goodwill, customer relationship and property, plant and equipment (primarily racking) long-lived assets in our Western Europe reporting unit.  We estimate any charge associated with the long-lived assets of the Western Europe reporting unit to be in the range of $0 million to $100 million on a pretax basis.  In conjunction with our third quarter 2011 filing on Form 10-Q, we expect to record our preliminary estimate of any impairment charges based on work completed through the time of our filing.  We anticipate finalizing any change to the estimated impairment charge, if any, in the fourth quarter of 2011, which will be included in our 2011 annual report on Form 10-K.  The estimated range is based on the analyses we performed to date, and is subject to change and refinement as we complete our analyses.  Accordingly, we cannot provide any assurance as to the actual impairment charge we may record or that it will fall within the range set forth above.

Overview

The following discussions set forth, for the periods indicated, management’s discussion and analysis of results. Significant trends and changes are discussed for the three month period ended March 31, 2011 within each section.

Prior to January 1, 2010, the financial position and results of operations of the operating subsidiaries of Iron Mountain Europe (Group) Limited (collectively referred to as “IME”), our European business, were consolidated based on IME’s fiscal year ended October 31. Effective January 1, 2010, we changed the fiscal year-end (and the reporting period for consolidation purposes) of IME to coincide with the fiscal year-end of Iron Mountain Incorporated (“IMI”), which is December 31. We believe that the change in accounting principle related to the elimination of the two-month reporting lag for IME is preferable because it results in more contemporaneous reporting of events and results related to IME. In accordance with applicable accounting literature, a change in a subsidiary’s year-end is treated as a change in accounting principle and requires retrospective application. The impact of the change was not material to the results of operations for the previously reported annual and interim periods prior to January 1, 2010, and, thus, those results have not been revised. There is, however, a charge of $4.7 million recorded to other expense (income), net in the year ended December 31, 2010 to recognize the immaterial differences arising from the change.

In August 2010, we divested the domain name management product line (the “Domain Name Product Line”) of our digital business. On June 2, 2011, we completed the sale (the “Digital Sale”) of our online backup and recovery, digital archiving and eDiscovery solutions businesses (the “Digital Business”) to Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”), pursuant to a purchase and sale agreement dated as of May 15, 2011 among IMI, certain subsidiaries of IMI and Autonomy (the “Digital Sale Agreement”). In the Digital Sale, Autonomy purchased (i) the shares of certain of IMI’s subsidiaries through which IMI conducted the Digital Business and (ii) certain assets of IMI and its subsidiaries relating to the Digital Business. The Digital Sale qualified as discontinued operations and the financial position, operating results and cash flows, for all periods presented in this Quarterly Report on Form 10-Q have been reported as discontinued operations for financial reporting purposes. IMI retained its intellectual software escrow services business which had previously been reported in the former worldwide digital business segment along with the Digital Business and the Domain Name Product Line. The intellectual software escrow services business is now reported in the North American Physical Business segment. Additionally, in May 2011, we committed to a plan to sell our records management business in New Zealand (the “New Zealand Business”). The New Zealand Business has been classified as held for sale and, for all periods presented, the financial position, operating results and cash flows of the New Zealand Business have been reported as discontinued operations for financial reporting purposes. See “Note 10. Discontinued Operations” of the Notes to Consolidated Financial Statements.

Our revenues consist of storage revenues as well as service revenues. Storage revenues, which are considered a key performance indicator for the information management services industry, consist primarily of recurring periodic charges related to the storage of materials or data (generally on a per unit basis), which are typically retained by customers for many years. Service revenues are comprised of charges for related core service activities and a wide array of complementary products and services. Included in core service revenues are: (1) the handling of records, including the addition of new records, temporary removal of records from storage, refiling of removed records, destruction of records, and permanent withdrawals from storage; (2) courier operations, consisting primarily of the pickup and delivery of records upon customer request; (3) secure shredding of sensitive documents; and (4) other recurring services, including hybrid services and recurring project revenues. Our complementary services revenues include special project work, data restoration projects, fulfillment services, consulting services, technology services and product sales (including specially designed storage containers and related supplies). Our secure shredding revenues include the sale of recycled paper (included in complementary services revenues), the price of which can fluctuate from period to period, adding to the volatility and reducing the predictability of that revenue stream. In conjunction with our implementation of a new enterprise management reporting system in the fourth quarter of 2010, we noted inconsistencies in the mapping of certain revenue accounts between storage and service. As a result, we have adjusted previously reported amounts to reduce storage revenues by approximately $7.1 million and increase service revenues by a corresponding amount for the three months ended March 31, 2010. There was no change in total consolidated reported revenues and the changes were not material to internal revenue growth calculations.

Cost of sales (excluding depreciation and amortization) consists primarily of wages and benefits for field personnel, facility occupancy costs (including rent and utilities), transportation expenses (including vehicle leases and fuel), other product cost of sales and other equipment costs and supplies. Of these, wages and benefits and facility occupancy costs are the most significant. Trends in total wages and benefits in dollars and as a percentage of total consolidated revenue are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, workforce productivity and variability in costs associated with medical insurance and workers compensation. Trends in facility occupancy costs are impacted by the total number of facilities we occupy, the mix of properties we own versus properties we occupy under operating leases, fluctuations in per square foot occupancy costs, and the levels of utilization of these properties.

The expansion of our European and secure shredding businesses has impacted the major cost of sales components. Our European operations are more labor intensive than our core U.S. physical businesses and, therefore, add incremental labor costs at a higher percentage of segment revenue than our North American core physical business. This trend is more than offset by improvements in domestic labor costs as a percentage of North American revenues. Our secure shredding operations incur less facility costs and higher transportation costs as a percentage of revenues compared to our core physical businesses.

Selling, general and administrative expenses consist primarily of wages and benefits for management, administrative, information technology, sales, account management and marketing personnel, as well as expenses related to communications and data processing, travel, professional fees, bad debts, training, office equipment and supplies. Trends in total wage and benefit dollars as a percentage of total consolidated revenue are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets, workforce productivity and variability in costs associated with medical insurance. The overhead structure of our expanding European and Asian operations, as compared to our North American operations, is more labor intensive and has not achieved the same level of overhead leverage, which may result in an increase in selling, general and administrative expenses, as a percentage of consolidated revenue, as our European and Asian operations become a more meaningful percentage of our consolidated results.

Our depreciation and amortization charges result primarily from the capital-intensive nature of our business. The principal components of depreciation relate to storage systems, which include racking, building and leasehold improvements, computer systems hardware and software, and buildings. Amortization relates primarily to customer relationship acquisition costs and is impacted by the nature and timing of acquisitions.

Our consolidated revenues and expenses are subject to variations caused by the net effect of foreign currency translation on revenues and expenses incurred by our entities outside the U.S. It is difficult to predict how much foreign currency exchange rates will fluctuate in the future and how those fluctuations will impact our consolidated statement of operations. Due to the expansion of our international operations, these fluctuations have become material on individual balances. However, because both the revenues and expenses are denominated in the local currency of the country in which they are derived or incurred, the impact of currency fluctuations on our operating income and operating margin is mitigated. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percentage change in the results from one period to another period in this report using constant currency disclosure. The constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

The following table is a comparison of underlying average exchange rates of the foreign currencies that had the most significant impact on our U.S. dollar-reported revenues and expenses:

			Percentage
	Average Exchange Rates for the		Strengthening /
	Three Months Ended March 31,		(Weakening) of
	2010	2011	Foreign Currency
British pound sterling	$1.560	$1.602	2.7%
Canadian dollar	$0.961	$1.014	5.5%
Euro	$1.384	$1.368	(1.2)%

Results of Operations

Comparison of Three Months Ended March 31, 2011 to Three Months Ended March 31, 2010 (in thousands):

	Three Months Ended
	March 31,		Dollar	Percentage
	2010	2011	Change	Change
Revenues	$725,580	$750,292	$24,712	3.4%
Operating Expenses	585,471	616,412	30,941	5.3%
Operating Income	140,109	133,880	(6,229)	(4.4)%
Other Expenses, Net	106,884	56,719	(50,165)	(46.9)%
Income from Continuing Operations	33,225	77,161	43,936	132.2%
Loss from Discontinued Operations	(7,386)	(2,542)	4,844	65.6%
Net Income	25,839	74,619	48,780	188.8%
Net Income Attributable to Noncontrolling Interests	273	1,159	886	(324.5)%
Net Income Attributable to Iron Mountain Incorporated	$25,566	$73,460	$47,894	187.3%
Adjusted OIBDA(1)	$214,706	$215,682	$976	0.5%
Adjusted OIBDA Margin(1)	29.6%	28.7%

(1)  See “Non-GAAP Measures—Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) in this Quarterly Report on Form 10-Q for the definition, reconciliation and a discussion of why we believe these measures provide relevant and useful information to our current and potential investors.

REVENUES

	Three Months Ended			Percentage Change
	March 31,				Constant	Internal
	2010	2011	Dollar Change	Actual	Currency(1)	Growth(2)
Storage	$398,247	$417,083	$18,836	4.7%	3.7%	2.8%
Core Service	239,915	242,615	2,700	1.1%	(0.2)%	(1.1)%
Total Core Revenue	638,162	659,698	21,536	3.4%	2.2%	1.4%

Complementary Services	87,418	90,594	3,176	3.6%	2.4%	2.1%
Total Revenue	$725,580	$750,292	$24,712	3.4%	2.2%	1.5%

(1)   Constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

(2)   Our internal revenue growth rate represents the weighted average year-over-year growth rate of our revenues after removing the effects of acquisitions, divestitures and foreign currency exchange rate fluctuations. We calculate internal revenue growth in local currency for our international operations.

Our consolidated storage revenues increased $18.8 million, or 4.7%, to $417.1 million for the three months ended March 31, 2011, from $398.2 million for the three months ended March 31, 2010. The increase is attributable to internal revenue growth of 2.8% for the three months ended March 31, 2011. Our storage internal growth rate in the first quarter of 2011 was driven by improved new sales in our North American records management physical business, as well as continued solid storage growth in the International Physical Business. Foreign currency exchange rate fluctuations increased our storage revenue growth rate by approximately 1.0% for the three months ended March 31, 2011. Net acquisitions/divestitures contributed 0.9% of the increase in reported storage revenues in the three months ended March 31, 2011 compared to the same period in 2010.

Consolidated service revenues consisting of core service and complementary services increased $5.9 million, or 1.8%, to $333.2 million for the three months ended March 31, 2011, from $327.3 million for the three months ended March 31, 2010. Service revenue internal growth was negative 0.2% for the three months ended March 31, 2011, driven by negative core service revenue internal growth of 1.1% for the period, partially offset by complementary service revenue internal growth of 2.1%. Core service revenue internal growth in the three months ended March 31, 2011 was constrained by current economic trends and pressures on activity-based service revenues related to the handling and transportation of items in storage and lower destruction activity. The increase in complementary service revenues was a result of strong growth in hybrid services revenues and $3.0 million of additional revenue being generated from the sale of recycled paper due to increases in paper prices. Favorable foreign currency exchange rate fluctuations for the three months ended March 31, 2011 compared to the same period in 2010 increased reported service revenues by 1.3%. Net acquisitions/divestitures contributed 0.7% of the increase in reported service revenues in the three months ended March 31, 2011 compared to the same period in 2010.

For the reasons stated above, our consolidated revenues increased $24.7 million, or 3.4%, to $750.3 million for the three months ended March 31, 2011, from $725.6 million for the three months ended March 31, 2010. Internal revenue growth was 1.5% for the three months ended March 31, 2011. For the three months ended March 31, 2011, foreign currency exchange rate fluctuations increased our consolidated revenues by 1.1%, primarily due to the strengthening of the British pound sterling and the Canadian dollar, offset by a weakening of the Euro, against the U.S. dollar, based on an analysis of weighted average exchange rates for the comparable periods. Net acquisitions/divestitures contributed 0.8% of the increase in total reported revenues in the three months ended March 31, 2011 compared to the same period in 2010.

Internal Growth—Eight-Quarter Trend

	2009			2010				2011
	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Storage Revenue	7.0%	7.6%	5.5%	4.4%	3.7%	2.2%	2.2%	2.8%
Service Revenue	1.5%	(2.7)%	0.0%	4.5%	3.3%	4.2%	1.0%	(0.2)%
Total Revenue	4.4%	2.8%	3.0%	4.4%	2.6%	2.6%	1.6%	1.5%

During the past eight quarters our storage internal growth rate has ranged between 2.2% and 7.6%. Our storage growth rate moderated in late 2009 and into 2010 due to the economic downturn, which resulted in reduced average net pricing gains in the North American records management business due to the current low inflationary environment, episodic destructions in the physical data protection business and lower new sales and higher destruction rates in our North American records management business, which were offset by new sales in international markets. Our storage growth rate in the first quarter of 2011 was driven by improved new sales in our North American records management business, as well as continued solid storage growth in the international markets. The internal growth rate for service revenue is inherently more volatile than the storage revenue internal growth rate due to the more discretionary nature of certain complementary services we offer, such as large special projects and the volatility of prices for recycled paper. These revenues, which are often event-driven and impacted to a greater extent by economic downturns as customers defer or cancel the purchase of certain services as a way to reduce their short-term costs, may be difficult to replicate in future periods. As a commodity, recycled paper prices are subject to the volatility of that market. The internal growth rate for service revenues reflects the following: (1) pressures on activity-based service revenues related to the handling and transportation of items in storage and secure shredding; (2) the expected softness in our complementary service revenues, such as project revenues and fulfillment services, beginning in late 2008; (3) declines in commodity prices for recycled paper and fuel, beginning in late 2008 and into 2009, but improving throughout 2010 into the first quarter of 2011; and (4) a large public sector contract in Europe that was completed in the third quarter of 2008.

OPERATING EXPENSES

Cost of Sales

Consolidated cost of sales (excluding depreciation and amortization) is comprised of the following expenses (in thousands):

								Percentage
	Three Months Ended			Percentage Change		% of Consolidated		Change
	March 31,		Dollar		Constant	Revenues		(Favorable)/
	2010	2011	Change	Actual	Currency	2010	2011	Unfavorable
Labor	$149,680	$150,323	$643	0.4%	(0.9)%	20.6%	20.0%	(0.6)%
Facilities	109,367	113,241	3,874	3.5%	2.4%	15.1%	15.1%	0.0%
Transportation	26,195	30,885	4,690	17.9%	16.5%	3.6%	4.1%	0.5%
Product Cost of Sales and Other	25,847	25,034	(813)	(3.1)%	(4.4)%	3.6%	3.3%	(0.3)%
	$311,089	$319,483	$8,394	2.7%	1.4%	42.9%	42.6%	(0.3)%

Labor

Labor expense decreased to 20.0% of consolidated revenues in the three months ended March 31, 2011 compared to 20.6% in the comparable prior year period. For the three month period ended March 31, 2011, labor expense was unfavorably impacted by 1.3 percentage points due to currency rate changes. Excluding the effect of currency rate fluctuations, labor expense decreased by 0.9% during the three months ended March 31, 2011.

Facilities

Facilities costs remained unchanged at 15.1% of consolidated revenues in the three months ended March 31, 2011 compared to the comparable prior year period. Facilities costs were unfavorably impacted by 1.1 percentage points of currency rate changes during the first quarter of 2011. The largest component of our facilities cost is rent expense, which, in constant currency terms, increased by 1.1% to $53.4 million for the first three months of 2011 compared to the first three months of 2010. Other facilities costs increased by approximately $2.1 million, in constant currency terms, for the three months ended March 31, 2011 compared to the three months ended March 31, 2010, primarily due to $2.8 million of costs related to certain facility consolidations in North America.

Transportation

Transportation expenses were unfavorably impacted by 1.4 percentage points of currency rate changes during the first quarter of 2011. Transportation expenses increased by $4.4 million in constant currency terms during the three months ended March 31, 2011, compared to the same period in 2010. The increase in transportation costs was a result of increased courier subcontractor costs of $2.7 million and increased fuel costs of $1.5 million during the three months ended March 31, 2011, compared to the same period in 2010.

Product Cost of Sales and Other

Product cost of sales and other, which includes cartons, media and other service, storage and supply costs, is highly correlated to complementary revenue streams. These costs were unfavorably impacted by 1.3 percentage points of currency rate changes during the three months ended March 31, 2011. For the three months ended March 31, 2011, product cost of sales and other decreased by $0.8 million as compared to the prior year on an actual basis, due primarily to a $2.2 million reduction in costs due to a special project in 2010 that did not recur in 2011.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are comprised of the following expenses (in thousands):

								Percentage
	Three Months Ended			Percentage Change		% of Consolidated		Change
	March 31,		Dollar		Constant	Revenues		(Favorable)/
	2010	2011	Change	Actual	Currency	2010	2011	Unfavorable
General and Administrative	$120,078	$125,102	$5,024	4.2%	3.2%	16.5%	16.7%	0.2%
Sales, Marketing & Account Management	50,648	60,494	9,846	19.4%	18.1%	7.0%	8.1%	1.1%
Information Technology	24,477	27,354	2,877	11.8%	10.6%	3.4%	3.6%	0.2%
Bad Debt Expense	4,582	2,177	(2,405)	(52.5)%	(53.2)%	0.6%	0.3%	(0.3)%
	$199,785	$215,127	$15,342	7.7%	6.6%	27.5%	28.7%	1.2%

General and Administrative

General and administrative expenses increased to 16.7% of consolidated revenues in the three months ended March 31, 2011 compared to 16.5% in the comparable prior year period. General and administrative expenses were unfavorably impacted by 1.0 percentage points of currency rate changes during the first quarter of 2011. In constant currency terms, general and administrative expenses increased by $3.8 million in the three months ended March 31, 2011 compared to the same period in 2010. The increase was primarily attributable to $3.7 million of advisory fees and other costs associated with our recent proxy contest.

Sales, Marketing & Account Management

Sales, marketing and account management expenses were unfavorably impacted by 1.3 percentage points of currency rate changes during the first quarter of 2011. In constant currency terms, the increase of $9.2 million in the three months ended March 31, 2011 is primarily related to increased compensation of $7.4 million primarily due to increased sales commissions and, to a lesser extent, merit increases and increased headcount, as well as, $1.3 million associated with various marketing programs and initiatives.

Information Technology

Information technology expenses were unfavorably impacted by 1.2 percentage points of currency rate changes during the first quarter of 2011. In constant currency terms, information technology expenses increased $2.6 million during the three months ended March 31, 2011 due to an increase in third party contract costs of $2.2 million and increased incentive compensation of $0.6 million.

Bad Debt Expense

Consolidated bad debt expense for the three months ended March 31, 2011 decreased $2.4 million, or 52.5%, to $2.2 million (0.3% of consolidated revenues) compared to $4.6 million (0.6% of consolidated revenues) in the same period in 2010. We maintain an allowance for doubtful accounts that is calculated based on our past loss experience, current and prior trends in our aged receivables, current economic conditions, and specific circumstances of individual receivable balances. We continue to monitor our customers’ payment activity and make adjustments based on their financial condition and in light of historical and expected trends.

Depreciation, Amortization, and (Gain) Loss on Disposal/Writedown of Property, Plant and Equipment, Net

Depreciation expense increased $4.8 million for the three months ended March 31, 2011, compared to the three months ended March 31, 2010, primarily due to additional depreciation expense related to capital expenditures and acquisitions, including storage systems, which include racking, building and leasehold improvements, computer systems hardware and software, and buildings primarily in our International Physical Business segment.

Amortization expense increased $0.6 million for the three months ended March 31, 2011, compared to the three months ended March 31, 2010, primarily due to the increased amortization of intangible assets, such as customer relationship intangible assets and intellectual property acquired through business combinations.

Consolidated loss on disposal/writedown of property, plant and equipment, net of $0.7 million for the three months ended March 31, 2011 consisted primarily of $1.2 million of previously deferred software costs related to our International Physical Business segment associated with certain software development projects that were discontinued after implementation, offset by $0.5 million of gains related primarily to vehicle dispositions in North America. Consolidated gain on disposal/writedown of property, plant and equipment, net of

$1.0 million for the three months ended March 31, 2010, consisted primarily of a gain on the disposition of certain owned equipment of $2.1 million in North America, partially offset by impairment losses related to certain owned facilities in North America.

OPERATING INCOME and ADJUSTED OIBDA

As a result of all the foregoing factors, consolidated operating income decreased $6.2 million, or (4.4)%, to $133.9 million (17.8% of consolidated revenues) for the three months ended March 31, 2011 from $140.1 million (19.3% of consolidated revenues) for the three months ended March 31, 2010. As a result of all the foregoing factors, consolidated Adjusted OIBDA increased $1.0 million, or 0.5%, to $215.7 million (28.7% of consolidated revenues) for the three months ended March 31, 2011 from $214.7 million (29.6% of consolidated revenues) for the three months ended March 31, 2010.

OTHER EXPENSES, NET

Interest Expense, Net

Consolidated interest expense, net decreased $3.9 million to $49.0 million (6.5% of consolidated revenues) for the three months ended March 31, 2011, from $52.9 million (7.3% of consolidated revenues) in the comparable prior year period, primarily due to the early retirement of $431.3 million of our 7 3/4% Senior Subordinated Notes due 2015 (the “7 3/4% notes”) during late 2010 and early 2011. Our weighted average interest rate was 6.6% and 6.9% at March 31, 2011 and 2010, respectively.

Other Expense (Income), Net (in thousands)

	Three Months
	Ended
	March 31,		Dollar
	2010	2011	Change
Foreign currency transaction losses (gains), net	$5,197	$(3,096)	$(8,293)
Debt extinguishment expense (income), net	—	(850)	(850)
Other, net	3,563	(5,007)	(8,570)
	$8,760	$(8,953)	$(17,713)

Net foreign currency transaction gains of $3.1 million, based on period-end exchange rates, were recorded in the three months ended March 31, 2011. Gains resulted primarily from changes in the exchange rate of the British pound sterling, Euro, Russian ruble and Australian dollar, against the U.S. dollar compared to December 31, 2010, as these currencies relate to our intercompany balances with and between our European and Australian subsidiaries, which were partially offset by losses as a result of British pound sterling denominated debt and forward foreign currency swap contracts and Euro denominated bonds issued by IMI.

Net foreign currency transaction losses of $5.2 million, based on period-end exchange rates, were recorded in the three months ended March 31, 2010. Losses resulted primarily from changes in the exchange rate of the British pound sterling, certain Latin American currencies and the Euro against the U.S. dollar compared to December 31, 2009, as these currencies relate to our intercompany balances with and between our European and Latin American subsidiaries, which were partially offset by gains as a result of British pound sterling denominated debt and forward foreign currency swap contracts and Euro denominated bonds issued by IMI.

We recorded a gain of approximately $0.9 million in the first quarter of 2011 related to the early extinguishment of $231.3 million of the 7 3/4% notes. This gain consists of original issue premiums, net of deferred financing costs related to the 7 3/4% notes that were redeemed.

Other, net in the three months ended March 31, 2011 consists primarily of a $4.7 million gain associated with the fair valuing of the 20% equity interest that we previously held associated with our Polish joint venture in connection with our acquisition of the remaining 80% interest in January, 2011. The $3.6 million included in other, net in the three months ended March 31, 2010 consists primarily of losses related to the impact of the change in IME’s fiscal year-end. Since its inception, IME has operated with an October 31 fiscal year-end. Therefore, IME’s financial results have historically been consolidated with IMI’s results with a 2-month lag. In order to better align our European processes with the enterprise, effective January 1, 2010, the IME fiscal year-end was changed to December 31 to match our fiscal year-end.

Provision for Income Taxes

Our effective tax rates for the three months ended March 31, 2010 and 2011 were 57.6% and 17.8%, respectively. The primary reconciling items between the statutory rate of 35% and our overall effective tax rate are state income taxes (net of federal benefit) and differences in the rates of tax at which our foreign earnings are subject, including foreign exchange gains and losses in different jurisdictions with different tax rates. During the three months ended March 31, 2010, foreign currency gains were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments while foreign currency losses were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions, which contributed 17.0% to the 2010 effective tax rate. During the three months ended March 31, 2011, foreign currency losses were recorded in higher tax jurisdictions associated with our marking-to-market of debt and derivative instruments while foreign currency gains were recorded in lower tax jurisdictions associated with our marking-to-market of intercompany loan positions, which reduced our 2011 effective tax rate by 13.2%. In addition, the recognition of certain previously unrecognized tax benefits due to settlements with tax authorities in various jurisdictions reduced the 2011 tax rate by 2.1%.

We provide for income taxes during interim periods based on our estimate of the effective tax rate for the year. Discrete items and changes in our estimate of the annual effective tax rate are recorded in the period they occur. Our effective tax rate is subject to variability in the future due to, among other items: (1) changes in the mix of income from foreign jurisdictions; (2) tax law changes; (3) volatility in foreign exchange gains and (losses); and (4) the timing of the establishment and reversal of tax reserves; and (5) our ability to utilize foreign tax credits that we generate. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. We are subject to examination by various tax authorities in jurisdictions in which we have significant business operations. We regularly assess the likelihood of additional assessments by tax authorities and provide for these matters as appropriate. Although we believe our tax estimates are appropriate, the final determination of tax audits and any related litigation could result in changes in our estimates.

INCOME FROM CONTINUING OPERATIONS

As a result of all the foregoing factors, consolidated income from continuing operations for the three months ended March 31, 2011 increased $43.9  million, or 132.2%, to $77.2 million (10.3% of consolidated revenues) from income from continuing operations of $33.2 million (4.6% of consolidated revenues) for the three months ended March 31, 2010. The impact of our effective tax rate for 2011, the reduction in interest expense, net, foreign currency transaction gains and the gain associated with the acquisition of our Polish joint venture primarily contributed to the increase in income from continuing operations.

LOSS FROM DISCONTINUED OPERATIONS

Loss from discontinued operations was $(7.4) million and $(2.5) million for the three months ended March 31, 2010 and March 31, 2011, respectively.

NONCONTROLLING INTERESTS

For the three months ended March 31, 2010 and March 31, 2011, net income attributable to noncontrolling interests resulted in a decrease in net income attributable to Iron Mountain Incorporated of $0.3 million and $1.2 million, respectively. These amounts represent our noncontrolling partners’ share of earnings/losses in our majority-owned international subsidiaries that are consolidated in our operating results.

Segment Analysis (in thousands)

Beginning June 2011, as a result of the disposition of our Digital Business and our decision to sell the New Zealand Business as discussed in Note 10 to Notes to Consolidated Financial Statements, we changed our reportable segments. The most significant of these changes is that the reportable segment previously referred to as the Worldwide Digital Business is no longer reported separately in our management reporting as the operations associated with the Domain Name Product Line and the Digital Business are reported as discontinued operations. Also, the intellectual property escrow services business, which we continue to own and operate and was previously reported in the Worldwide Digital Business segment, is now reported as a component of the North American Physical Business segment. Additionally, the International Physical Business segment no longer includes the New Zealand Business as these operations are reported as discontinued operations.

Our reportable operating segments are North American Physical Business, International Physical Business and Corporate. See Note 7 to the Notes to Consolidated Financial Statements. Our North American Physical Business, which consists of the United States and Canada, offers the storage of paper documents, as well as other media such as microfilm and microfiche, master audio and videotapes, film, X-rays and blueprints, including healthcare information services, vital records services, service and courier operations, and the collection, handling and disposal of sensitive documents for corporate customers (“Hard Copy”); the storage and rotation of backup computer media as part of corporate disaster recovery plans, including service and courier operations (“Data Protection”); information destruction services (“Destruction”); the storage, assembly, and detailed reporting of customer marketing literature and delivery to sales offices, trade shows and prospective customers’ sites based on current and prospective customer orders (“Fulfillment”), and intellectual property management escrow services that protect and manage source code.  Our International Physical Business segment offers information management services throughout Europe, Latin America and Asia Pacific, including Hard Copy, Data Protection and Destruction. Corporate consists of costs related to executive and staff functions, including finance, human resources and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Corporate also includes stock-based employee compensation expense associated with all employee stock-based awards.

North American Physical Business

				Percentage Change
	Three Months Ended March 31,		Dollar		Constant	Internal
	2010	2011	Change	Actual	Currency	Growth
Segment Revenue	$548,046	$555,298	$7,252	1.3%	0.7%	0.6%
Segment Adjusted OIBDA(1)	$225,405	$227,975	$2,570	1.1%	0.5%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	41.1%	41.1%

(1)          See Note 7 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

During the three months ended March 31, 2011, revenue in our North American Business segment increased 1.3% over the three months ended March 31, 2010, primarily due to internal growth of 0.6%. Internal growth was due to storage internal growth of 1.9% related to increased new sales and fewer destructions, partially offset by negative total service internal growth of 1.0%. Our storage growth rate in the first quarter of 2011 was driven by improved new sales in our North American records management physical business. Our core services revenues were constrained by lower service and destruction activity, yielding negative internal growth of 0.9% for the quarter, while our complementary service revenue yielded negative internal growth of 1.3% as a result of a reduction in special project revenues compared to the prior year period. Additionally, favorable foreign currency rate changes related to the Canadian dollar resulted in increased 2011 revenue, as measured in U.S. dollars, of 0.6%. Adjusted OIBDA as a percentage of segment revenue was flat in the first quarter of 2011 compared to the first quarter of 2010 due mainly to increased revenue, primarily related to pricing increases, offset by increased sales commissions.

International Physical Business

				Percentage Change
	Three Months Ended March 31,		Dollar		Constant	Internal
	2010	2011	Change	Actual	Currency	Growth
Segment Revenue	$177,534	$194,994	$17,460	9.8%	6.7%	3.9%
Segment Adjusted OIBDA(1)	$34,247	$37,261	$3,014	8.8%	5.9%
Segment Adjusted OIBDA(1) as a Percentage of Segment Revenue	19.3%	19.1%

(1)          See Note 7 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

Revenue in our International Physical Business segment increased 9.8% during the three months ended March 31, 2011 over the same period last year due to internal growth of 3.9%, as well as foreign currency fluctuations in 2011, primarily in Europe, which resulted in increased 2011 revenue, as measured in U.S. dollars, of approximately 2.7% as compared to 2010. Total internal revenue growth for the segment was supported by solid 5.7% storage internal growth and total service internal growth of 1.9%. Acquisitions contributed 3.2% of the increase in total reported international revenues in the three months ended March 31, 2011, primarily due to our acquisitions in Poland in the first quarter of 2011 and Greece in the second quarter of 2010. Adjusted OIBDA as a percentage of segment revenue was relatively flat in the three months ended March 31, 2011 primarily due to increased operating income from productivity gains, pricing actions and disciplined cost management, offset by a $2.7 million of additional productivity investments.

Corporate

	Three Months Ended March 31,		Dollar	Percentage
	2010	2011	Change	Change
Segment Adjusted OIBDA(1)	$(44,946)	$(49,554)	$(4,608)	(10.3)%
Segment Adjusted OIBDA(1) as a Percentage of Consolidated Revenue	(6.2)%	(6.6)%

(1)          See Note 7 to Notes to the Consolidated Financial Statements for definition of Adjusted OIBDA and for the basis on which allocations are made and a reconciliation of Adjusted OIBDA to income (loss) from continuing operations before provision (benefit) for income taxes.

During the three months ended March 31, 2011, expenses in the Corporate segment increased 10.3% over the three months ended March 31, 2010, due primarily to $3.7 million of advisory fees and other costs associated with our recent proxy contest.

Liquidity and Capital Resources

The following is a summary of our cash balances and cash flows (in thousands) as of and for the three months ended March 31,

	2010	2011
Cash flows from operating activities - continuing operations	$126,407	$111,075
Cash flows from investing activities - continuing operations	(118,805)	(89,841)
Cash flows from financing activities - continuing operations	(17,343)	(90,557)
Cash and cash equivalents at the end of period	325,422	189,817

Net cash provided by operating activities was $111.1 million for the three months ended March 31, 2011 compared to $126.4 million for the three months ended March 31, 2010. The 12.1% decrease resulted primarily from uses in working capital of $39.6 million over the same period last year and a decrease in realized foreign exchange gains of $14.6 million, partially offset by an increase in net income, excluding non-cash charges of $38.8 million. Uses of working capital are primarily related to increases in amounts paid for income taxes and reductions in cash collections from customers associated with accounts receivable in 2011 compared to 2010.

Our business requires significant capital expenditures to support our expected revenue growth and ongoing operations as well as new products and services and increased profitability. These expenditures are included in the cash flows from investing activities. The nature of our capital expenditures has evolved over time along with the nature of our business. We make capital expenditures to support a number of different objectives. The majority of our capital goes to support business line growth and our ongoing operations, but we also expend capital to support the development and improvement of products and services and projects designed to increase our profitability. These expenditures are generally small and more discretionary in nature. Cash paid for our capital expenditures, cash paid for acquisitions (net of cash acquired) and additions to customer acquisition costs during the three months ended March 31, 2011 amounted to $52.4 million, $34.7 million and $2.9 million, respectively. For the three months ended March 31, 2011, capital expenditures, net, cash paid for acquisitions (net of cash acquired) and additions to customer acquisition costs were funded with cash flows provided by operating activities and cash equivalents on hand. Excluding potential future acquisitions, we expect our capital expenditures to be approximately $235.0 million in the year ending December 31, 2011. Included in our estimated capital expenditures for 2011 is approximately $15.0 million of real estate purchases.

Net cash used in financing activities was $90.6 million for the three months ended March 31, 2011. During the three months ended March 31, 2011, we had net borrowings under our revolving credit and term loan facilities and other debt of $178.9 million, $9.2 million of proceeds from the exercise of stock options and $1.0 million of excess tax benefits from stock-based compensation. We used the proceeds from these financing transactions and cash on hand for the early retirement of the 7 3/4% notes of $231.3 million, to repurchase $11.0 million of our common stock and to pay dividends in the amount of $37.5 million on our common stock.

In February 2010, our board of directors approved a share repurchase program authorizing up to $150.0 million in repurchases of our common stock and in October 2010, our board of directors authorized up to an additional $200.0 million of such purchases, for a total of $350.0 million. As of March 31, 2011, we had $227.6 million remaining under our existing previously approved share repurchase program. In May 2011, our board of directors authorized up to an additional $850.0 million of such purchases, for a total of $1.2 billion. After this new authorization, we had a remaining amount available for repurchase under our share repurchase program of $1.08 billion, which represents approximately 17% in the aggregate of our outstanding common stock based on the closing price on May 3, 2011. All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors. Additionally, in May 2011, we entered into two prepaid variable share repurchase agreements to repurchase an aggregate of $250.0 million of our common stock. The price of the shares repurchased may be different under each such repurchase agreement and in each case will be determined based on a discount to certain volume weighted average trading prices of our common stock over a period of up to three months. The $250.0 million of aggregate payments under both repurchase agreements will be funded with borrowings under our revolving credit facility.

The following table is a summary of our repurchase activity under all of our share repurchase programs during the first three months of 2011:

	2011
	Shares	Amount (1)
		(In thousands)
Authorizations remaining as of January 1,		$238,532
Authorizations		—
Repurchases paid	384,169	(10,963)
Repurchases unsettled		—
Authorization remaining as of March 31, (2)		$227,569

 (1)  Amount excludes commissions paid associated with share repurchases.

(2)  In May 2011, our board of directors authorized up to an additional $850.0 million for our stock repurchase program, increasing our total authorizations from $350.0 million to $1.2 billion. The dollar amount shown in the table for authorizations remaining as of March 31 does not reflect this additional $850.0 million.

In February 2010, our board of directors adopted a dividend policy under which we intend to pay quarterly cash dividends on our common stock. Declaration and payment of future quarterly dividends is at the discretion of our board of directors. In fiscal year 2010 and in the first quarter of 2011, our board of directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (in thousands)	Payment Date
March 25, 2010	$0.0625	March 25, 2010	$12,720	April 15, 2010
June 4, 2010	0.0625	June 25, 2010	12,641	July 15, 2010
September 15, 2010	0.0625	September 28, 2010	12,532	October 15, 2010
December 13, 2010	0.1875	December 27, 2010	37,514	January 14, 2011
March 15, 2011	0.1875	March 25, 2011	37,601	April 15, 2011

We are committed to stockholder payouts of approximately $2.2 billion through 2013, with approximately $1.2 billion of capital returned to stockholders within the next 12 months through a combination of share buybacks, including pursuant to the prepaid variable share repurchase agreements we entered in May 2011, ongoing quarterly dividends and potential one-time dividends. We expect to fund these payouts with cash flows from operations and borrowings under existing and potentially additional debt instruments. With regard to our levels of indebtedness, we plan to operate around the mid-point of our target leverage ratio range of 3x—4x EBITDA (as defined in the Credit Agreement).

Financial instruments that potentially subject us to market risk consist principally of cash and cash equivalents (including money market funds and time deposits), restricted cash (primarily U.S. treasuries) and accounts receivable. The only significant concentrations of liquid investments as of March 31, 2011, relate to cash and cash equivalents and restricted cash held on deposit with nine global banks and three “Triple A” rated money market funds which we consider to be large, highly-rated investment-grade institutions. As of March 31, 2011, our cash and cash equivalents and restricted cash balance was $224.9 million, including money market funds and time deposits amounting to $190.7 million. A substantial portion of these money market funds are invested in U.S. treasuries.

We are highly leveraged and expect to continue to be highly leveraged for the foreseeable future. Our consolidated debt as of March 31, 2011 was comprised of the following (in thousands):

Revolving Credit Facility(1)	$192,000
Term Loan Facility(1)	395,175
7 1/4% GBP Senior Subordinated Notes due 2014 (2)	241,253
6 5/8% Senior Subordinated Notes due 2016 (2)	317,653
7 1/2% CAD Senior Subordinated Notes due 2017 (the “Subsidiary Notes”)(3)	180,294
8 3/4% Senior Subordinated Notes due 2018 (2)	200,000
8% Senior Subordinated Notes due 2018 (2)	49,784
6 3/4% Euro Senior Subordinated Notes due 2018 (2)	359,336
8% Senior Subordinated Notes due 2020 (2)	300,000
8 3/8% Senior Subordinated Notes due 2021 (2)	548,217
Real Estate Mortgages, Capital Leases and Other	221,540
Total Long-term Debt	3,005,252
Less Current Portion	(44,372)

Long-term Debt, Net of Current Portion	$2,960,880

(1)          The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure these debt instruments, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors.

(2)          Collectively referred to as the Parent Notes. IMI is the direct obligor on the Parent Notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of its direct and indirect wholly owned U.S. subsidiaries (the “Guarantors”). These guarantees are joint and several obligations of the Guarantors. Iron Mountain Canada Corporation (“Canada Company”) and the remainder of our subsidiaries do not guarantee the Parent Notes.

(3)          Canada Company is the direct obligor on the Subsidiary Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by IMI and the Guarantors. These guarantees are joint and several obligations of IMI and the Guarantors.

Our credit facility consists of (i) revolving credit facilities under which we can borrow, subject to certain limitations as defined in the credit agreement we entered into on April 16, 2007 (the “Credit Agreement”) governing these facilities, up to an aggregate amount of $765.0 million (including Canadian dollar and multi-currency revolving credit facilities), and (ii) a $410.0 million term loan facility (which is also governed by our Credit Agreement). Our revolving credit facilities are supported by a group of 24 banks. Our subsidiaries, Canada Company and Iron Mountain Switzerland GmbH, may borrow directly under the Canadian dollar revolving credit and multi-currency revolving credit facilities, respectively. Additional subsidiary borrowers may be added under the multi-currency revolving credit facility. Our revolving credit facilities terminate on April 16, 2012. With respect to the term loan facility, quarterly loan payments of approximately $1.0 million are required through maturity on April 16, 2014, at which time the remaining outstanding principal balance of the term loan facility is due. We expect to refinance our Credit Agreement in 2011. The interest rate on borrowings under the Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin. IMI guarantees the obligations of each of the subsidiary borrowers under the Credit Agreement, and substantially all of our U.S. subsidiaries guarantee the obligations of IMI and the subsidiary borrowers. The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure the Credit Agreement, together with all intercompany obligations of foreign subsidiaries owed to us or to one of our U.S. subsidiary guarantors. As of March 31, 2011, we had $192.0 million of outstanding borrowings under the revolving credit facilities, all of which were denominated in U.S. dollars; we also had various outstanding letters of credit totaling $2.5 million. The remaining availability, based on IMI’s leverage ratio, which is calculated based on the last 12 months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”), and other adjustments as defined in the Credit Agreement and current external debt, under the revolving credit facilities on March 31, 2011, was $570.5 million. The interest rates in effect under the revolving credit facilities and the term loan facility were 3.4% and 1.8% as of March 31, 2011, respectively.

The Credit Agreement, our indentures and other agreements governing our indebtedness contain certain restrictive financial and operating covenants, including covenants that restrict our ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. The covenants do not contain a rating trigger. Therefore, a change in our debt rating would not trigger a default under the Credit Agreement and our indentures and other agreements governing our indebtedness. Our revolving credit and term loan facilities, as well as our indentures, use EBITDA-based calculations as primary measure of financial performance, including leverage ratios. IMI’s revolving credit and term leverage ratio was 3.0 as of December 31, 2010 and March 31, 2011 compared to a maximum allowable ratio of 5.5. Similarly, our bond leverage ratio, per the indentures, was 3.4 and 3.7 as of December 31, 2010 and March 31, 2011, respectively, compared to a maximum allowable ratio of 6.5. Noncompliance with these leverage ratios would have a material adverse effect on our financial condition and liquidity.

Our ability to pay interest on or to refinance our indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. There can be no assurance that we will generate sufficient cash flow from our operations or that future financings will be available on acceptable terms or in amounts sufficient to enable us to service or refinance our indebtedness, or to make necessary capital expenditures.

In January 2011, we redeemed the remaining $231.3 million aggregate principal amount outstanding of the 7 3/4% notes at a redemption price of $1,000 for each one thousand dollars of principal amount of notes redeemed, plus accrued and unpaid interest. We recorded a gain to other expense (income), net of $0.9 million in the first quarter of 2011 related to the early extinguishment of the 7 3/4% notes being redeemed. This gain consists of original issue premiums, net of deferred financing costs related to the 7 3/4% notes that were redeemed.

We expect to meet our cash flow requirements for the next twelve months from cash generated from operations, existing cash, cash equivalents, borrowings under the Credit Agreement and other financings, which may include secured credit facilities, securitizations and mortgage or capital lease financings. We expect to meet our long-term cash flow requirements using the same means described above, as well as the potential issuance of debt or equity securities as we deem appropriate.

Net Operating Losses and Foreign Tax Credit Carryforwards

We have federal net operating loss carryforwards, which begin to expire in 2020 through 2024, of $22.4 million ($7.8 million, tax effected) at March 31, 2011 to reduce future federal taxable income. We have an asset for state net operating losses of $11.8 million (net of federal tax benefit), which begins to expire in 2011 through 2025, subject to a valuation allowance of approximately 99%. We have assets for foreign net operating losses of $31.5 million, with various expiration dates, subject to a valuation allowance of approximately 71%. We also have foreign tax credits of $58.5 million, which begin to expire in 2014 through 2019, subject to a valuation allowance of approximately 65%.

Inflation

Certain of our expenses, such as wages and benefits, insurance, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although to date we have been able to offset inflationary cost increases through increased operating efficiencies and the negotiation of favorable long-term real estate leases, we can give no assurance that we will be able to offset any future inflationary cost increases through similar efficiencies, leases or increased storage or service charges.